As filed with the U.S. Securities and Exchange Commission on May 3, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Charlotte's Web Holdings, Inc.
(Exact name of registrant as specified in its charter)

British Columbia	98-1508633
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
700 Tech Court
Louisville, CO 80027
(720) 617-7303
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
C T Corporation System
1015 15th Street N.W., Suite 1000
Washington, D.C., 20005
Telephone: (720) 617-7303
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Christopher Giordano, Esq.
Penny J. Minna, Esq.
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020
Telephone: +1 212 335 4500
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed or supplemented. We may not sell these securities until the registration statement that we filed to cover the securities has become effective with the Securities and Exchange Commission. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 3, 2023
PRELIMINARY PROSPECTUS
6,119,121
Common Shares
This prospectus relates to the resale of up to 6,119,121 common shares (“Common Shares”) of Charlotte’s Web Holdings, Inc. (the “Company”) by the selling shareholder named herein (the “Selling Shareholder”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling shareholders.
We are registering the Common Shares issuable to the selling shareholder for resale pursuant to the registration rights contained in the subscription agreement between us and the selling shareholder. Our registration of the securities covered by this prospectus does not mean that the Selling Shareholder will offer or sell any of the Common Shares. The Selling Shareholder may sell the Common Shares offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The Common Shares may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our common shares are publicly listed on the Toronto Stock Exchange (“TSX”) under the symbol “CWEB” and quoted on the OTCQX® Best Market operated by OTC Markets Group, Inc. (the “OTCQX”) under the symbol "CWBHF." The Company’s corporate headquarters is located in Louisville, Colorado in the United States of America. On May 1, 2023, the last reported sale price for our common shares on the TSX was C$0.49 per share and on the OTCQX was $0.368 per share. We will provide information in any applicable prospectus supplement regarding any listing of securities other than common shares on any securities exchange or marketplace.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 47 of this prospectus and the applicable prospectus supplement before investing in our securities.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is , 2023.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. This prospectus describes the general manner in which the Selling Shareholder identified in this prospectus may offer and sell from time to time up to 6,119,121 of our Common Shares.
You should rely only on the information contained in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission (“SEC”). We and the Selling Shareholder have not authorized anyone to provide you with any information or to make any representation not contained in this prospectus. We and the Selling Shareholder do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy securities in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of securities. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus.
Neither we nor the Selling Shareholder has done anything that would permit a public offering of the securities or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find Additional Information.”
We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the Common Shares being offered.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms refer to Charlotte’s Web Holdings, Inc. and its consolidated subsidiaries.
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PROSPECTUS SUMMARY
This summary highlights certain information about us and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our Common Shares. For a more complete understanding of our company, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference in this prospectus, and the information under the heading “Risk Factors”, beginning on page 47 of this prospectus.
General
Charlotte’s Web Holdings, Inc., (“Charlotte’s Web”, the “Company” or “we”), a benefit company under the Business Corporations Act (British Columbia) ("BCBCA"), S.B.C. 2002, c. 57, as amended, including the regulations promulgated thereunder, and a Certified B Corp headquartered in Louisville, Colorado, was incorporated under the BCBCA on May 18, 2018 under the name Stanley Brothers Holdings Inc. On July 12, 2018, the Company changed its name to Charlotte’s Web Holdings, Inc. On August 29, 2018, the Company filed articles of amendment to amend its share capital in connection with its initial public offering to authorize the issuance of common shares ("Common Shares"), preferred shares and proportionate voting shares ("Proportionate Voting Shares") of the Company. On November 3, 2021, all outstanding Proportionate Voting Shares of the Company were converted by way of mandatory conversion in accordance with the Company’s Articles and at the discretion of the Company, into Common Shares. Pursuant to the Company’s Articles, the Company is no longer authorized to issue additional Proportionate Voting Shares. The Company’s Common Shares are listed on the Toronto Stock Exchange ("TSX") under the symbol, “CWEB.” The Company’s Common Shares are also quoted on the over-the-counter stock market, the OTCQX, in the United States under the symbol, “CWBHF."
The Company is a market leader in the United States in innovative hemp extract wellness products under a family of brands which includes Charlotte’s Web™, CBD Medic™, CBD Clinic™, and Harmony Hemp™. Charlotte’s Web branded premium quality products start with proprietary hemp genetics that are 100% North American farm grown and manufactured into hemp extracts containing naturally occurring phytocannabinoids including cannabidiol ("CBD"), cannabichromene ("CBC"), cannabigerol ("CBG"), cannabinol ("CBN"), terpenes, flavonoids and other beneficial hemp compounds. The Company moved into its new current good manufacturing practices ("cGMP") compliant facility in Louisville, Colorado, (the "LOFT"), during the second quarter of 2020 at which the Company conducts its production, distribution, and quality control activities, and has expanded its research and development ("R&D"). Charlotte’s Web product categories include full spectrum hemp extract oil tinctures (liquid products), gummies (sleep, calm, immunity, exercise recovery, daily wellness, THC-free), capsules, topical creams and lotions, as well as products for pets. Charlotte’s Web products are distributed to retail outlets and health care practitioners, as well as online through the Company’s website at www.Charlottesweb.com. The information provided on the Company’s website is not part of this report or any other report we file with or furnish to the SEC.
The business of the Company consists of the farming, manufacturing, sales, and marketing of hemp-derived CBD wellness products. As of December 31, 2022, the Company operated in a single operating and reportable segment, hemp-derived CBD wellness products, as its executive officers reviewed overall operating results in order to assess financial performance and to make resource allocation decisions, rather than to assess a lower-level unit of operations in isolation.
Hemp extracts are produced from the plant Cannabis sativa L. ("Cannabis") and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol ("THC") concentration of not more than 0.3% on a dry weight basis ("Hemp"). The Company is engaged in research involving a broad variety of compounds derived from Hemp. Where such research indicates that a product may have a potential therapeutic use, the Company may consider pursuing development of that use in jurisdictions where it is legal to do so in accordance with applicable regulations and if consistent with the Company’s founding principles.

The Company does not currently produce or sell medicinal or recreational marijuana or products derived from high-THC Cannabis plants. On March 2, 2021, Charlotte’s Web executed an Option Purchase Agreement (the “SBH Purchase Option”) pursuant to which the Company has the option to acquire Stanley Brothers USA Holdings, Inc. (“Stanley Brothers USA”), a Cannabis wellness incubator. Until the SBH Purchase Option is exercised, both Charlotte’s Web and Stanley Brothers USA will continue to operate as standalone entities in the US. Outside of the US, the companies are able to explore opportunities where Cannabis is federally permissible. At this time, however, the Company does not have any plans to expand into high-THC products in the near future.
In the U.S., the Company holds the number one market share position across food/drug/mass and e-commerce, based on market share data from leading third-party analysts such as Nielsen Company (US), LLC (“Nielsen”), SPINS, LLC (“Spins”) and Brightfield Group (“Brightfield”), respectively.
The Company grows its proprietary hemp domestically in the United States on farms leased in northeastern Colorado and sources high quality hemp through contract farming operations in Kentucky, Oregon and Canada. The Hemp grown in Canada is utilized exclusively for the Canadian market and not in products sold in the United States.
The Company continues to invest in R&D efforts to identify new product opportunities. Management is working to expand the Company’s production capacity, and to find opportunities for continuous improvement in the supply chain, including insourcing production to reduce its dependence on third party contract manufacturers. The Company is working to capitalize on the rapidly emerging botanical wellness products industry by driving customer acquisition and retention, as well as accelerating national and international retail expansion. In addition, the Company may consider expanding its product line beyond Hemp-based products should the science and the Company’s founding principles support such expansion.
In furtherance of the Company’s R&D efforts, in February 2020, the Company established CW Labs, an internal division for R&D, to substantially expand the Company’s efforts around the science of hemp derived compounds. CW Labs is, as of the date of this prospectus, engaged in clinical trials addressing Hemp-based solutions. CW Labs is located in Louisville, Colorado at the Company’s current cGMP production and distribution facility.
On October 11, 2022, Charlotte’s Web Holdings, Inc. (the “Company”) entered into a Promotional Rights Agreement (the “MLB Promotional Rights Agreement”) with MLB Advanced Media L.P., on its own behalf and on behalf of Major League Baseball Properties, Inc., the Office of the Commissioner of Baseball, The MLB Network, LLC and the Major League Baseball Clubs (collectively, the “MLB”), pursuant to which the Company entered into an exclusive strategic partnership with MLB to promote the Company’s new NSF-Certified for Sport® product line.
In October, 2022, the Company launched a product line catering to the sports vertical (the “SPORT Line”), which is designed specifically for athletes. The products in the SPORT Line have undergone the NSF for Sport® certification process with NSF, a third-party organization that manufacturers, regulators, and consumers look to for the development of public health standards and certification marks that help protect the world's food, water, consumer products, and environment.
Effective as of November 1, 2022, the Company entered into a Manufacturing and Sales License Agreement with Aphria, Inc., an Ontario corporation, an affiliate of Tilray Brands, Inc. (“Tilray”), in which the parties entered into a strategic alliance by which Tilray will have the rights to licensing, manufacturing, quality, marketing and distribution of Charlotte’s Web™ CBD hemp extract products in Canada.
Effective as of November 14, 2022, the Company entered into a subscription agreement (the “Subscription Agreement”) with BT DE Investments, Inc. a wholly-owned subsidiary of BAT Group (LSE: BATS and NYSE: BTI), providing for the issuance of an approximately $56.8 million ("Canadian Dollar" C$75.3 million) convertible debenture (the “debenture”) convertible into 19.9% ownership of the Company’s Common Shares at a conversion price of C$2.00 per Common Share of the Company on the Toronto Stock Exchange (TSX). The debenture will accrue interest at a stated annualized rate of 5% until such time that there is federal regulation permitting the use of cannabidiol, a phytocannabinoid derived from the plant Cannabis sativa L. (“CBD”) as an ingredient in food products and dietary supplements in the United States. Following federal regulation of CBD, the stated annualized rate of interest shall reduce to 1.5%. The maturity date for the debenture is November 2029.

Public Benefit Company Status
In August 2019, at the annual general and special meeting of the holders (the "Shareholders") of the Company's voting shares, the Company’s Shareholders approved an amendment to the Company’s Notice of Articles and Articles to allow the Company to become a benefit company under the BCBCA, as a demonstration of its long-term commitment to conducting its business in a responsible and sustainable manner and promoting one or more public benefits. The Company became a benefit company under the BCBCA on July 24, 2020.
Benefit companies are a relatively new class of corporations in British Columbia that are formally and legally empowered to conduct their business in a responsible and sustainable manner and promote one or more public benefits. Under British Columbia law, benefit companies are required to identify in their Articles the public benefit or benefits they will promote. Their directors have a duty to act honestly and in good faith with a view to conducting business in a responsible and sustainable manner and to promote the company’s public benefits and must balance this duty with their general fiduciary duties under section 142(1)(a) of the BCBCA to act honestly and in good faith with a view to the best interests of the company. As a benefit company, the Company must balance a variety of interests that may result in actions that do not maximize shareholder value as the board of directors of the Company (the "Board" or the "Board of Directors") must balance the interests of shareholders and stakeholders in working to achieve the Company’s public benefits.
In practice, the Board of Directors of the Company takes an expanded view of decision making to balance their fiduciary duties and their duty to act honestly and in good faith with a view to conducting business in a responsible and sustainable manner and to promote the Company’s public benefits, including weighing potential conflicts of interest and ultimately making decisions that the Board believes most appropriately address all of the Board’s duties. British Columbia courts have generally been deferential to the business decisions of directors, as directors are in the best position to take into account the diverse interests of a company and its stakeholders (including what weight to give to shareholder interests), as long as the business decision lies within the range of reasonable alternatives. However, as a new type of corporate entity, there is uncertainty as to how British Columbia courts would view the balancing of these interests and the weighing of shareholder and stakeholder concerns.
Benefit companies also are required under the BCBCA to publish on their websites and provide to their shareholders an annual benefit report that assesses, against a selected third-party standard, their performance in carrying out the commitments set out in the benefit company’s benefit provisions. The Company’s annual benefit report discloses, in relation to the most recently completed fiscal year, (a) a fair and accurate description of the ways it demonstrated commitment to conducting its business in a responsible and sustainable manner, and to promoting the public benefits specified in its Articles; (b) a record of assessment based on a third-party standard; and (c) the circumstances, if any, that hindered the Company’s endeavors to carry out the commitments set out in the Company’s benefit provision. For so long as the Company is a benefit company under the BCBCA, the Company will include an annual benefit report as part of its annual proxy materials sent to its Shareholders and post the report to its website.
For the Company’s benefit report relating to the year ended December 31, 2022, the Company selected B Lab as the third-party standard against which to measure its performance. B Lab conducted a B Impact Assessment of the Company. The B Impact Assessment is an assessment of a company’s governance and its impact on its workers, customers, community, and environment. The B Impact Assessment of the Company is posted on the B Lab website and was included in the Company’s benefit report attached to the Company’s proxy statement in respect of the year ended December 31, 2022.
The Company’s public benefit, as provided in its Articles, is “to pioneer the way to healthier lives, stronger communities, and a more bountiful planet by making it easier for everyone to access the natural restorative power of plants.” Accordingly, this social focus includes contributing to non-profit organizations and charities, which are made on an ad hoc basis, concentrating first on those entities that have historically supported the business through education of existing and potential customers. The Company also supports non-profits that it believes can utilize the wellness aspects of its products (i.e., military veterans, adaptive athletes, educational organizations, etc.). By doing so, the Company believes that socially oriented actions will ultimately have a positive impact on the Company, its employees, and its Shareholders.
In addition to being a benefit company, the Company is a “Certified B Corp”, as certified by B Lab, the US non-profit organization which administers this certification . Certified B Corps (also referred to as “B Corps” or “Benefit corporations”) are for-profit companies that use the power of business to build a more inclusive and sustainable economy. Certified B Corps are required to consider the impact of their decisions on all stakeholders: customers, workers, communities, and the environment. These requirements are aligned with the Company’s socially conscious founding principles, and formalizes its commitment to environmental, social, and governance issues for stakeholders. The Company’s status as a Certified B Corp is distinct from and has no impact on its status as a benefit company under the BCBCA. Though the Company has chosen to use B Lab’s criteria for its required annual impact assessment under the BCBCA, the Company is not required to do so and could select another criteria if it desired.
As a Certified B Corp, the Company is a socially conscious company, and is committed to using business as a force for good and a catalyst for innovation. The Company weighs sound business decisions with consideration for how its efforts affect its employees, customers, the environment, and the communities where its employees live and where it does business,. This social awareness includes contributions to non-profits, which are made on an ad hoc basis, concentrating first on those entities that have historically supported the business through education of existing and potential customers. The Company has historically donated and plans to continue to donate to charitable organizations. The Company also supports non-profit organizations that it believes can utilize the wellness aspects of its products (i.e., military veterans, adaptive athletes, educational organizations, etc.).
History and Development of the Company
The seven Stanley brothers (the "Stanley Brothers") founded CWB Holdings, Inc. (predecessor to Charlotte's Web, Inc. ("CW"), a subsidiary of the Company) on December 8, 2013. CWB Holdings, Inc. was initially formed under the Colorado Business Corporation Act ("CBCA") under the name Stanley Brothers Social Enterprises, LLC, and on June 19, 2015, changed its name to CWB Holdings, LLC. On December 30, 2015, it converted from a limited liability company to a corporation pursuant to Colorado law and changed its name to CWB Holdings, Inc. On August 30, 2018, CWB Holdings, Inc. merged into Stanley Brothers, Inc. and the resulting entity, a wholly-owned subsidiary of Charlotte’s Web Holdings, Inc., changed its name to Charlotte’s Web, Inc.
On August 30, 2018, the Company announced the closing of its initial public offering and secondary offering of its Common Shares at a price of C$7.00 per Common Share for total gross proceeds of C$115,115,000. Charlotte’s Web sold 13,312,150 Common Shares under the initial public offering ("IPO"), for total gross proceeds to the Company of C$93,185,050, while certain selling shareholders under the IPO sold an aggregate of 3,132,850 Common Shares, for total gross proceeds to the selling shareholders of C$21,929,950.
Financial year ended December 31, 2020
On February 14, 2020, the Company announced the manufacturing facility in Boulder, CO obtained NSF International’s certification (“NSF certification”) as a dietary supplements manufacturer that follows all cGMPs as outlined by the U.S. Food and Drug Administration ("FDA") regulations in Title 21 of the Code of Federal Regulation, Part 111 (21 CFR § 111). NSF certification verifies that the facility has the proper methods, equipment, facilities and controls in place to produce dietary supplement products in a cGMP compliant manner. The Company contracted with NSF, a third-party provider of auditing and certification services for the manufacturing of dietary supplements. While the Boulder manufacturing facility is an FDA registered facility and follows all regulations under 21 CFR § 111 relating to cGMPs in manufacturing, packaging, labeling, or holding operations for dietary supplements, the FDA has not inspected this facility. If inspected by the FDA, the FDA could find that the facility is not in compliance with cGMPs despite the NSF certification and the Company’s belief that the facility is in compliance.
On February 20, 2020, the Company announced that its edible pet supplements were approved to carry seals of approval from the National Animal Supplement Council, a non-profit group dedicated to protecting and enhancing the health of companion animals throughout the country, and the U.S. Hemp Authority™, an organization created for the purpose of helping create standardization and quality across the hemp industry. In addition, the Company announced that Charlotte’s Web pet products would also feature labels confirming Non-GMO, grain-free and USA grown hemp as part of the Company’s commitment to corporate responsibility, health and wellness, and sustainable farming practices.
On March 13, 2020, the Company announced the establishment of CW Labs, an internal division for R&D, substantially expanding on the Company’s efforts around the science of hemp derived phytocannabinoids, terpenes and flavonoid compounds.
The Company announced on March 17, 2020 that an expert panel unanimously concluded that the Company’s full spectrum hemp extract is Generally Recognized as Safe (“GRAS”) for use in certain foods in accordance with stringent regulatory safety guidelines and safety data available using well accepted toxicological principles.
On March 23, 2020, the Company announced it had entered into an arrangement (the “Arrangement Agreement”) with Abacus Health Products ("Abacus"), pursuant to which the Company proposed to acquire all of the issued and outstanding subordinate voting shares of Abacus (the “Abacus Shares”). Under the terms of the Arrangement Agreement, shareholders of Abacus would receive 0.85 of a Common Share for each Abacus Share held (the “Exchange Ratio”). The Exchange Ratio implied a price per Abacus Share of C$4.39, representing a premium of 38% based on the 10-day volume weighted average price (“VWAP”) of the Abacus Shares on the CSE and the 10-day VWAP of the Common Shares on the TSX as of March 20, 2020, for implied total equity consideration of approximately C$99 million.
On March 23, 2020, the Company announced that it had entered into a new asset backed line of credit with J.P. Morgan for $10 million with an accordion feature to extend the line to $20 million with a three year maturity. In addition, the Company announced that it engaged J.P. Morgan for commercial banking services, including merchant processing services to support the Company’s global growth. As of December 31, 2021, the Company was not in compliance with certain debt covenants and as of March 9, 2022 the line of credit was on hold. On July 27, 2022, this asset backed line of credit was terminated by the Company.
Effective as of June 11, 2020, the Company and Abacus completed an arrangement (the "Arrangement") pursuant to the Arrangement Agreement and the Company acquired all of the issued and outstanding Abacus Shares. Upon completion of the Arrangement, former shareholders of Abacus held approximately 14.41% of the Common Shares (assuming conversion of all outstanding Proportionate Voting Shares of the Company) and Abacus became a wholly-owned subsidiary of the Company. Under the terms of the Arrangement, each option and common share purchase warrant of Abacus was exchanged for an option and common share purchase warrant (the “Replacement Warrants”) of the Company, respectively, that entitle the holder to acquire Common Shares of the Company in lieu of Abacus Shares, subject to adjustment in number and exercise price to give effect to the Exchange Ratio. Certain of the Replacement Warrants were listed on the TSX under the symbol “CWEB.WS” and were governed by a Supplemental Warrant Indenture between the Company, Abacus and Odyssey Trust Company, as warrant agent, dated June 11, 2020.
Prior to the Arrangement, Abacus, through an indirect wholly-owned subsidiary, Abacus Wellness, Inc., acquired the principal assets of Benefits US, LLC, a Colorado limited liability company, and Harmony Products, LLC, a Utah limited liability company, which are the companies owning the Harmony Hemp™ brand. Pursuant to the terms of the asset purchase agreement, Abacus U.S., and therefore the Company, was obligated to pay the remaining purchase price payable for Harmony Hemp.
On June 18, 2020, the Company closed an underwritten public offering of 11,500,000 units (“2020 Units”) at a price of C$6.75 per 2020 Unit for gross proceeds to the Company of C$77,625,000. Each 2020 Unit was comprised of one Common Share and one half of one Common Share purchase warrant (the “2020 Warrants”), exercisable for a period of two years following the closing date at an exercise price of C$8.50. The 2020 Warrants are listed on the TSX under the symbol “CWEB.WR.”
The 2020 Warrants were issued pursuant to a warrant indenture between the Company and Odyssey Trust Company, as warrant agent, dated June 18, 2020. The offering was conducted pursuant to the terms of an underwriting agreement among the Company, Canaccord Genuity Corp., as lead underwriter, Cormark Securities

Inc., Eight Capital and PI Financial Corp. dated June 16, 2020 (the “2020 Underwriting Agreement”). In connection with this offering, the Company filed a prospectus supplement dated June 16, 2020 to the final base shelf prospectus of the Company dated April 8, 2019. Pursuant to the terms of the 2020 Underwriting Agreement, in consideration for their services in connection with the offering, the Company paid the underwriters a cash fee equal to 5.0% of the aggregate gross proceeds of the offering (C$0.34 per Common Share), for an aggregate cash commission of C$3,881,250.
On August 28, 2020, the Company announced it had earned a designation as a Certified B Corp from B Labs, an independent nonprofit organization, that establishes standards of social and environmental performance, accountability and transparency. The certification will further expand the ways in which the Company can fulfill its mission of benefitting the planet and all who live upon it. Certified B Corporations (also referred to as Certified B Corps) are for- profit companies that use the power of business to build a more inclusive and sustainable economy.
Financial year ended December 31, 2021
On January 12, 2021, the Company announced that Charlotte’s Web has been granted U.S. Utility Patents for its hemp genetics by the U.S. Patent and Trademark Office (“USPTO”). The newly issued patents cover two of the Company’s new feminized seed hybrid hemp varieties developed under the Company’s breeding program; ‘Kirsche’ (US Patent No. 10,888,060) and ‘Lindorea’ (US Patent No. 10,888,059). ‘Lindorea’ and ‘Kirsche’ are the world’s first two allowed U.S. Utility Patents reading on feminized hybrid hemp plants. See “Business of the Company – Intellectual Property.”
On March 2, 2021, the Company entered into the SBH Purchase Option with Stanley Brothers USA, a privately held Delaware company, and the shareholders of Stanley Brothers USA. The SBH Purchase Option was purchased for total consideration of $8,000,000 and has a five-year term (extendable for an additional two years upon payment of additional consideration), and it provides Charlotte’s Web the option to acquire all or substantially all of Stanley Brothers USA on the earlier of February 26, 2024 and federal legalization of Cannabis in the United States, or such earlier time as Stanley Brothers USA and Charlotte’s Web may agree, at a purchase price to be determined at the time of exercise of the SBH Purchase Option. The Company is not obligated to exercise the SBH Purchase Option.
In addition to the SBH Purchase Option, Stanley Brothers USA issued the Company a warrant exercisable to purchase 10% of the outstanding Stanley Brothers USA shares and convertible securities that are considered in-the-money, subject to certain conditions and exclusions. The warrant is exercisable for a nominal exercise price of $0.001 per share in the event the Company elects not to exercise the SBH Purchase Option.
Effective March 2, 2021, Charlotte’s Web co-founders Joel Stanley and Jared Stanley resigned as members of the Charlotte’s Web Board of Directors.
Effective March 23, 2021, the Company reported the clinical results of a joint study with Validcare. The study’s preliminary results showed no evidence of liver disease, and no increase in the prevalence of elevated liver function was found among users of Charlotte’s Web™ hemp derived CBD extracts and the other CBD products studied. Charlotte’s Web and 11 other companies supported the study to provide scientific data on liver toxicity to federal and state regulators including U.S Congress and the FDA. Researchers reported of the 839 participants, zero liver toxicity or disease was detected.
On April 16, 2021, pursuant to an amending agreement, the name and likeness and license agreement between the Company and Leeland & Sig LLC d/b/a Stanley Brothers Brand Company was extended for a period of one year, expiring July 31, 2022. In addition, the Company executed a consulting agreement which extended the service arrangements of the seven Stanley Brothers for a period of one year, expiring July 31, 2022. Upon execution of the consulting agreement, the Company paid $2,081,250 to Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, on behalf of the Stanley Brothers, as consideration for the consulting services to be provided to the Company over the term of the agreement and certain restrictive covenants.
On April 20, 2021, the Company announced that three of its proprietary hemp cultivars were approved for registration on Health Canada’s List of Approved Cultivars (“LOAC”) for outdoor cultivation in Canada. These are among the first hemp CBD cultivars on the LOAC that are early flowering and early maturing for outdoor cultivation and harvesting within the shorter Canadian growing season. The approved cultivars include the Company’s original “CW1AS1” U.S. patented genetics, which clears the way for Charlotte’s Web to cultivate its leading CBD wellness products in Canada in 2021. Currently, Charlotte’s Web Products are not easily available in Canada because laws do not allow for bulk importing of USA grown hemp CBD or related products into Canada. In addition to the Company’s CW1AS1 cultivar used for its leading Original Formula and other full-spectrum hemp extract products, Charlotte’s Web is bringing two early maturing hemp varieties to Canada – named “Duchess” and “Ambassador” - developed for cultivation in shorter northern climate growing seasons. Charlotte’s Web’s approved cultivars are three of 15 added to the 2021 LOAC.
On May 5, 2021, the Company filed a (final) short form base shelf prospectus with securities regulatory authorities in each of the Provinces and Territories of Canada, which will allow the Company to qualify the distribution by way of prospectus in Canada of up to C$350,000,000 of Common Shares, preferred shares, warrants, subscription receipts, units, or any combination thereof, during the 25-month period that the base shelf prospectus is effective. The specific terms of any offering under the base shelf prospectus will be established in a prospectus supplement, which will be filed with the applicable Canadian securities regulatory authorities in connection with any such offering. Any such offering must also comply with applicable U.S. securities laws. On May 6, 2021, the Company received a receipt for the (final) short form base shelf prospectus from the Ontario Securities Commission on behalf of all applicable regulatory authorities.
On June 4, 2021, the Company filed a prospectus supplement to establish an at-the-market equity program (the “ATM Program”). The Company may distribute up to C$60,000,000 of Common Shares of the Company (the “Offered Shares”) under the ATM Program. Distributions of the Offered Shares through the ATM Program are made pursuant to the terms of an equity distribution agreement with Canaccord Genuity Corp. and BMO Nesbitt Burns Inc. (together, the “Agents”). The Offered Shares may be issued by the Company to the public from time to time, through the Agents, at the Company’s discretion. The Offered Shares sold under the ATM Program are sold at the prevailing market price at the time of sale under the ATM Program, and for the year ended December 31, 2021, the Company issued 4,740,300 Offered Shares at an average price of $1.85 per share for gross proceeds of $8,714,202 . For the year ended December 31, 2021, share issuance costs were $596,403 for net proceeds to the Company of $8,117,799. The Company became an SEC reporting entity beginning on January 4, 2022. As of that date, the ATM Program ceased to be available to the Company. Thereafter, the manner in which the Company raises capital will likely require that the Company file registration statements with the SEC related to such activities, which will likely increase the time and expense associated with such activities.
The Company’s LOFT production and distribution facility in Louisville, CO was added to NSF International GMP registration as of July 6, 2021.
As of July 30, 2021, the Company’s CW Labs science division and Colorado State University’s College of Agricultural Sciences (“CSU”) completed the first of three collaborative metabolomic hemp studies researching the complex chemical profile of full spectrum hemp extracts made from the Company’s U.S. patented hemp cultivars. The collaboration examines cannabinoid profiles in hemp extracts under varying cultivars and conditions. Long term, the study data discovered as a result of this academic research is anticipated to provide a deeper understanding of the range of constituents in full spectrum hemp extract, and an understanding of what factors can affect that profile. The information is intended to guide optimizing phytochemical fingerprints and will help to improve agricultural and extraction methods, and further standardize the process, procedures, test methods and controls for consistency and reproducibility.
On October 7, 2021, the Company announced the expansion of its retail distribution in California following passage on October 6, 2021 of Assembly Bill 45, which permits retail sale of products containing hemp-derived CBD, including dietary supplements, topicals, over-the-counter and pet products.
On October 12, 2021, the Company announced that it earned United States Department of Agriculture ("USDA") organic certification, with 12 Charlotte's Web products carrying the USDA organic seal on the label. In compliance with federal regulations for certified organic practices and with the Company’s own strict quality and safety standards, these products are produced without genetically modified organisms (GMOs) and made from hemp grown on U.S. hemp farms with no synthetic pesticides or herbicides. Charlotte’s Web farmers use cover crops and crop rotation to build healthy soils. The Company maintained USDA certified organic practices on its farm over a three-year transition period with on-farm inspections by a USDA accredited organic certification agency before being formally approved as “USDA Certified Organic”.
On November 3, 2021, all outstanding Proportionate Voting Shares of the Company were converted by way of mandatory conversion in accordance with the Company’s Articles and at the discretion of the Company into 13,026,454 Common Shares. Following this conversion, the Company had 142,335,464 Common Shares outstanding and nil Proportionate Voting Shares outstanding on November 3, 2021.
On November 11, 2021, the Company announced the completion of the harvest of its first ever international crop, in Canada. The Canadian harvest included the Company’s flagship “CW1AS1” U.S. patented cultivar used for its leading full spectrum hemp extract, “Original Formula.”
On December 16, 2021, the Company announced that Adrienne Elsner had resigned from her position as Chief Executive Officer ("CEO"). Also on such date, Ms. Elsner stepped down from the Board of Directors and the Board appointed Jacques Tortoroli as CEO of the Company, expanded Wessel Booysen’s role to Chief Financial and Operating Officer and expanded Jared Stanley’s role to Chief Cultivation and Innovation Officer. With respect to his roles on the Board, Jacques Tortoroli resigned from his committee positions, but continued to serve on the Board. On December 16, 2021, Tim Saunders was appointed Chair of the Audit Committee and Susan Vogt was appointed to serve on the Compensation Committee.
On December 16, 2021, the completed ValidCare study was published in Cannabis and Cannabinoid Research. A total of 28,121 individuals were invited to participate in this study, 1475 enrolled, and 839 (female: 65.3%, male: 34.7%) completed the study. The prevalence of alanine transaminase (ALT) and aspartate aminotransferase (AST) elevations were not significantly different from known adult general population prevalence. There was no significant association between CBD dosage and Liver Test (LT) values. The study concluded Self-medication of CBD in a population of individuals at doses consumed in this study was not associated with clinical liver disease. The Company was one of 12 companies who provided product and certificate of product authenticity to support the study.
Financial Year Ended December 31, 2022
On January 4, 2022, the Company’s Board designated Jared Stanley, the Company’s Chief Cultivation and Innovation Officer, as an executive officer of the Company.
On January 18, 2022, the Company announced a national distribution agreement with GNC, a specialty retailer of nutritional products, to distribute varieties of Charlotte’s Web gummies at GNC retail locations across 24 states.
On March 9, 2022, the Company announced that the Charlotte's Web line of CBD Gummies has been named Product of the Year for 2022. Product of the Year is the largest consumer-voted award for product innovation, determined by 40,000 American shoppers through a national survey conducted by Kantar, a global leader in consumer research. The Charlotte's Web Gummies line of products has been awarded the top honor as the most innovative product in the CBD gummy category.
On March 21, 2022, the Company announced that it signed an exclusive product distribution agreement in the United Kingdom with Savage Cabbage Ltd.
On April 25, 2022, the Company announced the departure of Wes Booysen as its Chief Financial & Operating Officer and the appointments of Lindsey Jensen as the Chief Financial officer and Jared Stanley as the Chief Operating officer.
On June 20, 2022, the Company announced the appointment of Gregory A. Gould as the Company’s Executive Vice President – Chief Financial Officer, Chief Administration Officer, and principal accounting officer, replacing former Chief Financial Officer, Lindsey Jensen, who notified the Company of her intended resignation from the Company, effective July 8, 2022.

Following the Company’s Annual General Shareholders’ meeting on June 22, 2022, the elected Board of Directors were Jacques Tortoroli (Chief Executive Officer), John Held, Jean Birch, Tim Saunders, and Susan Vogt.
On July 27, 2022, the Company entered into a payoff letter with J.P. Morgan to voluntarily terminate all commitments and obligations under the Company's credit agreement with J.P. Morgan (the “the Credit Agreement”), with termination to be effective as of July 27, 2022. In connection with the execution of the payoff letter, the Company paid J.P. Morgan approximately $20,000 in commitment fees and legal fees and expenses. There were no outstanding borrowings under the Credit Agreement at the time the Company entered into the payoff letter or at the time of termination.
Effective as of July 31, 2022, the Company entered into an Extension and Second Amending Agreement to Name and Likeness and License Agreement (the “First Extension Agreement”) with Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, a Colorado limited liability company (“Licensor”). Pursuant to the First Extension Agreement, the term of the Name and Likeness and License Agreement dated August 1, 2018 between the Company and Licensor, as amended by the Amending Agreement to Name and Likeness Agreement effective April 16, 2021, was extended from July 31, 2022 to August 31, 2022.
Effective August 2, 2022, the Company entered into an amendment (the “Amendment”) to the offer of employment, dated December 16, 2021, with Jacques Tortoroli, President, Chief Executive Officer and Director of the Company.Pursuant to the Amendment, Mr. Tortoroli’s annual base salary and grants under the Company’s 2018 Long-Term Incentive Plan were adjusted to better align with those of the shareholders of the Company.
Effective August 10, 2022, the board of directors of the Company accepted the resignation of Tim Saunders from the board of directors and appointed Thomas Lardieri to the Company’s board of directors. Mr. Lardieri’s appointment to the Company’s board of directors was effective immediately.
Effective as of August 31, 2022, the Company entered into an Extension and Third Amending Agreement to Name and Likeness and License Agreement (the “Second Extension Agreement”) with Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, a Colorado limited liability company (“Licensor”). Pursuant to the Second Extension Agreement, the term of the Name and Likeness and License Agreement dated August 1, 2018 between the Company and Licensor, as amended by the Amending Agreement to Name and Likeness Agreement effective April 16, 2021, was extended from August 31, 2022 to September 30, 2022.
On September 1, 2022, the Company moved its corporate headquarters from 1801 California Street, Suite 4800, Denver, Colorado 80202 to its existing office space located at 700 Tech Court, Louisville, Colorado 80027.
Effective as of September 30, 2022, the Company entered into an Extension and Fourth Amending Agreement to Name and Likeness and License Agreement (the “Third Extension Agreement”) with Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, a Colorado limited liability company (“Licensor”). Pursuant to the Third Extension Agreement, the term of the Name and Likeness and License Agreement dated August 1, 2018 between the Company and Licensor, as amended by the Amending Agreement to Name and Likeness Agreement effective April 16, 2021 (as amended, the “Name and Likeness Agreement”), was extended from September 30, 2022 to December 31, 2022. Additionally, the Name and Likeness Agreement was also amended to provide the payment of a Company event fee of $1,500 per diem for each Stanley brother that, at the request of the Company’s chief executive officer, participates in any of the following events: (i) customer meetings; (ii) strategic partner meetings; (iii) speaking engagements; (iv) presentations; (v) social media postings; (vi) podcasts; (vi) public relations events; (vii) media interviews; (viii) trade show appearances; and (ix) events substantively similar to any of the foregoing.
On October 11, 2022, Charlotte’s Web Holdings, Inc. (the “Company”) entered into a Promotional Rights Agreement (the “MLB Promotional Rights Agreement”) with MLB Advanced Media L.P., on its own behalf and on behalf of Major League Baseball Properties, Inc., the Office of the Commissioner of Baseball, The MLB Network, LLC and the Major League Baseball Clubs (collectively, the “MLB”), pursuant to which the Company entered into an exclusive strategic partnership with MLB to promote the Company’s new NSF-Certified for Sport® product line. In consideration for the MLB Promotional Rights Agreement, which expires on December 31, 2025, the Company shall pay MLB over the term of the MLB Promotional Rights Agreement, an aggregate rights fee of $30.5 million and a 10% royalty on the Company’s gross revenue from MLB branded products of the Company sold after prior sales of all such branded products exceed $18.0 million. The Company also entered into a subscription agreement (the “Subscription Agreement”) pursuant to which the Company issued to MLB Common Shares equal to four percent (4%) of the Company’s fully diluted outstanding Common Shares (such Common Shares, the “MLB Shares”). The total number of MLB Shares issued to MLB was 6,119,121 common shares of the Company, issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act. The Company did not receive any proceeds in respect of the MLB Shares.
Effective as of November 1, 2022, the Company entered into a Manufacturing and Sales License Agreement with Aphria, Inc., an Ontario corporation and an affiliate of Tilray Brands, Inc. (“Tilray”), providing for a strategic alliance between the Company and Tilray, pursuant to which Tilray has the rights to licensing, manufacturing, quality, marketing and distribution of Charlotte’s Web™ CBD hemp extract products in Canada.
Effective as of November 14, 2022, the Company entered into a subscription agreement with BT DE Investments, Inc. a wholly-owned subsidiary of BAT Group (LSE: BATS and NYSE: BTI), providing for the issuance of an approximately US$56.8 million (C$75.3 million) convertible debenture that is convertible into 19.9% ownership of Common Shares at a conversion price of C$2.00 per Common Share of the Company on the Toronto Stock Exchange (TSX).
Effective December 6, 2022, the board of directors of the Company, appointed Alicia Morga to the Company’s board of directors. Ms. Morga’s appointment to the Company’s board of directors was effective immediately following the departure of Jean Birch, who notified the Company and the board of directors of her immediate retirement from the board of directors, which the Company’s board of directors accepted.
On December 19, 2022, the Company announced the departure of Greg Gould as the Chief Financial Officer and the subsequent appointment of Ms. Jessica Saxton to the position of Chief Financial Officer effective January 1, 2023.
The Period from January 1, 2023 through March 31, 2023
Effective January 5, 2023, the Company entered into a Brand License and Option Agreement with JMS Brands LLC, an entity owned by Jesse Stanley, one of the Company’s founders. Pursuant to the Brand License and Option Agreement, the Company licenses certain intellectual property from JMS Brands LLC for an annual license fee of $500,000. Pursuant to the Brand License and Option Agreement, the Company has the option to purchase the licensed intellectual property from JMS Brands LLC for two million dollars ($2,000,000).
Effective as of February 17, 2023, the Company entered into an Extension and Fifth Amending Agreement to Name and Likeness and License Agreement (the “Fourth Extension Agreement”) with Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, a Colorado limited liability company (“Licensor”). Pursuant to the Fourth Extension Agreement, the term of the Name and Likeness and License Agreement dated August 1, 2018 between the Company and Licensor, as amended by the Amending Agreement to Name and Likeness Agreement effective April 16, 2021, was extended to June 30, 2023.
Effective March 14, 2023, Jonathan Atwood was appointed as the designee to the board of directors by BT DE Investments Inc., pursuant to the Investor Rights Agreement between the Company and BT DE Investments Inc., dated November 14, 2022. The Investor Rights Agreement was entered into by the Company and BT DE Investments Inc. in connection with the Company’s issuance of the $56.8 million debenture to BT DE Investments Inc. on the terms of the subscription agreement, dated November 14, 2022 by and among the Company and BT DE Investments Inc.

Business of the Company
Business Objectives and Strategy
The Company is a market leader in the production and distribution of innovative hemp-derived wellness products. Through its substantially vertically integrated business model, the Company strives to improve customers’ lives and meet their demands for stringent product quality and consistency.
Charlotte’s Web’s mission is to unleash the healing power of botanicals with compassion and science benefiting the planet and all who live upon it. The Company does this by responsibly growing its proprietary non-GMO hemp genetics on family farms that are made into premium, full-spectrum phytocannabinoid health and wellness products. Charlotte’s Web is manufactured in a third-party certified FDA-registered facility.
The above statements capture the essence of the Company’s business strategy and pioneering vision of its founders. The Company strives to realize significant growth by expanding further into the health and wellness sector, while capitalizing on the Company’s unique differentiators to create sustainable value. Lastly, in accordance with the Company’s social responsibility goals, Charlotte’s Web supports several non-profit organizations that utilize its products or that further consumer education, advocacy, and research in the hemp and CBD marketplaces.
Industry Overview
The Company’s primary products are made from high quality and proprietary strains of whole-plant hemp extracts containing a full spectrum of phytocannabinoids, including naturally occurring CBD. Full Spectrum Hemp Extracts ("FSHE") are produced from Hemp. The Company does not produce or sell medicinal or recreational marijuana or products derived from high-THC marijuana plants.
Historically, the health and wellness benefits of hemp-based products focused on protein and nutritional oil content. Hemp seeds are known to provide both protein and valuable omega fatty acids. However, beginning with the publication of United States Patent No. 6,630,507 (cannabinoids as antioxidants and neuro-protectants) issued to the United States Department of Health and Human Services on October 7, 2003, consumer interest surrounding the health and wellness benefits of cannabinoids grew significantly. This interest continued until the passage of 2014 Farm Bill, which created a path for institutions of higher education and state departments of agriculture to cultivate hemp for research purposes under certain conditions.
Hemp extracts contain an assortment of naturally-occurring substances, including phytocannabinoids, terpenes, flavonoids and other hemp compounds. The Company believes the presence of various phytocannabinoids, terpenes and flavonoids work synergistically to heighten the effects of the products, making them superior and distinctly different to single-compound CBD isolates. This assortment of hemp compounds is the basis for the theory known as the “entourage effect” as introduced by Israeli chemists, Shimon Ben-Shabat and Raphael Mechoulam, in 1998.
Although research regarding the potential therapeutic uses of CBD and FSHE are still in their infancy, industry reports suggest consumers are using CBD for various applications including assistance with sleep, daily stress, anxiety, pain relief, cognitive function and immune health, among other applications.
In addition to the industry and consumer reported uses of FSHE containing natural occurring levels of CBD, significant research is currently being conducted on the potential therapeutic use of FSHE as it relates to the following, among other topics: epilepsy, post-traumatic stress disorder, cancer, autism, neuroprotection, anti-inflammatory effects, anti-tumor effects, and anti-psychotic effects.
Product Overview
Product Portfolio
The Company offers a mix of products that have been strategically developed to fit with its objective of delivering a full suite of best-in-class FSHE wellness products that meet its customers’ demands for stringent quality and consistency. The Company currently markets its products under the “Charlotte’s Web”, “CBD CLINIC”, “CBDMEDIC” and “Harmony Hemp” trade names. The Company’s current product categories include human ingestible products (tinctures, capsules, gummies and sprays), topicals, pet products, and NSF Certified for Sports broad spectrum tincture. The acquired brands of Abacus include CBD CLINIC, CBDMEDIC, and Harmony Hemp. The acquisition of these brands substantially expanded the Company’s topical offerings and presence in both the key food and mass and health practitioner markets.
Tinctures
A human ingestible liquid product is a combination of oil and full spectrum hemp extracts containing naturally occurring CBD. Ingestible liquid products are delivered in either coconut-based medium chain triglyceride (“MCT”) oil or olive oil, in some cases with flavor. Liquid products are meant to be consumed by direct ingestion.
Capsules
Ingestible capsule products have standardized amounts of FSHE. Original capsule products were in the form of a dry powder, inside a hard-capsule shell. In 2019, CW innovated its capsule offering, introducing liquid capsules that . Ingredients in liquid capsules include carrier oil (extra-virgin organic olive oil) and FSHE. The capsules are constructed with hydroxypropyl methylcellulose, which reduces oxidation to naturally extend shelf life and maintain the integrity of the high-quality ingredients. The liquid capsules are non-GMO, gluten-free, kosher, 100% vegan and allergen free. Capsule products are meant to be consumed by direct ingestion.
Gummies
The Company’s FSHE gummies are made from whole-plant hemp extract and nutraceutical blends and are flavored with natural juices. The product is meant to be consumed by direct ingestion.
Topicals
The Company’s topical products are delivered in cream, balm, gel, roll-on, ointment, other cosmetic type forms. These products are combinations of Hemp, plant-based oils, herbal extracts and other ingredients. Topical products are meant to be applied externally and by topical application.
Pet
The Company pet products are currently for canine use. Ingestible pet products are delivered in liquid (drops) and solid (chew) forms. Ingredients are a combination of oil and FSHE. The pet line was developed in adherence with the strict quality standards of the National Animal Supplement Council (“NASC”), which has a quality seal audit program and the mission of which is to promote the health and well-being of companion animals and horses that are given animal health supplements by their owners, and to protect and enhance the animal health supplement industry. Liquid canine products are delivered in coconut-based MCT oil with or without flavor. The liquid and solid products are meant to be consumed by direct ingestion or added to food. In addition, the Company has a hemp infused balm for dogs with sensitive skin.
Key Competitive Advantages of Product Offering
Charlotte’s Web’s founders, the Stanley Brothers, have garnered substantial international media and legislative attention over the past several years, strengthening the Company's brand.
In addition to Charlotte’s Web brand and substantial goodwill generated from the Company’s legislative efforts and media exposure, the Company's believes the following are also competitive advantages of the Company:
a.Cultivation Experience and Capacity — With years of experience in plant cultivation, the Company has selected prime farmland to grow its hemp with access to substantial additional farmland for future capacity. In addition to third-party cultivation in Canada, the Company is exploring additional international cultivation and distribution opportunities. The Company believes there is no other entity in the world with more experience bringing large-scale, hemp-based operations to the market while maintaining impeccable product quality.

b.Industry-leading Manufacturing Capability — CW leases a 136,610-square-foot industrial building located in Louisville, Colorado, which houses its primary production and R&D divisions. This facility is staffed with professional personnel responsible for production management, quality control/assurance, analytical chemistry, product development and process engineering to ensure product quality.
c.Control of Supply Chain — The Company is substantially vertically-integrated and maintains control over its proprietary genetics throughout the entire cultivation and extraction processes — from seed/clone to packaged products. The Company currently uses select contract manufacturers for gummies, sprays, topicals and capsules who manufacture products according to the Company’s specifications and standards.
d.Rigid Quality Management System — The Company has implemented a rigid quality management system that includes documented internal quality processes and both internal testing laboratories as well as independent third-party testing laboratories.
e.Proprietary Genetics — The Company has been granted U.S. and Canadian Utility Patents for its hemp genetics. The Company has earned a total of five U.S. Utility Patents and five Canadian Utility Patents covering hemp varieties as it advances the science of hemp horticulture. The Company believes that the positive media exposure surrounding its proprietary strains have made Charlotte’s Web one of the most sought-after brands in the emerging hemp and CBD markets. Furthermore, the Company developed and launched a fully integrated breeding program in 2017 to further its genetic IP portfolio.
f.Protection of Intangible Assets — The ownership and protection of the Company’s intellectual property is a significant aspect of the Company’s future success. Currently the Company protects its intangible assets through trade secrets, technical know-how, and proprietary information. The Company protects its intellectual property by seeking and obtaining registered protection (including patents and trademarks) where possible, developing and implementing standard operating procedures and entering into agreements with parties that have access to the Company’s inventions, trade secrets, technical know-how and proprietary information such as business partners, collaborators, employees, and consultants, to protect the Company’s confidentiality and ownership of its intellectual property. The Company also seeks to preserve the integrity and confidentiality of its inventions, trade secrets, trademarks, technical know-how, and proprietary information by maintaining physical security of the Company’s premises and physical and electronic security of the Company’s information technology systems.
The Company has sought trademark and patent protection in the United States, Canada and other countries. The Company’s patent portfolio (patents and patent applications) covers, among other things, the Company’s plant genetics, extraction and cannabinoid isolation, and conversion processes and designs. There can be no guarantee, however, that the Company’s efforts to secure trademark or patent protection will be successful. The duration of the protection afforded by the Company’s registered intellectual property varies by the nature of the registration, but the Company manages renewals and notices on an on-going basis to ensure that the Company’s intellectual property is protected to the full extent possible under applicable law.
g.Confidentiality and Proprietary Rights — The Company requires employees and third parties to sign non-disclosure agreements prior to receiving any of the Company’s confidential information. Employees are also required to sign proprietary rights agreements regarding intellectual property they create for the Company. The Company uses standard precautions to protect confidentiality, including physical and electronic security measures.
Cultivation
The Company’s proven cultivation practices have been engineered for scalability to meet long-term sales demand projections. The Company has conducted extensive development over the past several years to demonstrate that it can scale its cultivation operations significantly without sacrificing quality and consistency.
The Company has established infrastructure across three states in order to diversify the seed supply and maintain hemp biomass consistency through standardized mechanization. If needed, the Company believes it will be able to continue to rapidly scale cultivation by: (i) expanding cultivation sites; (ii) diversifying cultivation geographies to extend growing seasons and mitigate crop risk; (iii) increase seed production capabilities; and (iv) further mechanizing cultivation processes to ensure that raw material demand is satisfied without sacrificing quality and consistency.
The Company cultivated 6 acres of irrigated farmland in Colorado for the 2021 growing season and harvested 26,000 lbs. In 2021, the Company’s focus in cultivation continued to be on international market entrance through cultivation and in R&D, plant breeding and regional plant variety trials. The Company executed on multiple research plots across three growing regions with proven success. This will allow the Company to create early maturing times for northern latitude variety specific cultivars and innovate cannabinoid developments for expanded product offerings.
The Company maintains title to its hemp plants throughout the growing process. The Company grows its hemp plants outdoors on farms and is therefore subject to seasonal weather patterns in North America. The seeds or propagation are typically planted in the May-June timeframe and have no CBD content until September. The plants are then typically completely harvested and processed by the end of November of each year.
Cultivation Overview
The Company currently grows its proprietary hemp plants in northeastern Colorado, Kentucky, Oregon, and Canada on owned and/or leased farmland operated by the Company or third-party farming operators. The Company is actively involved in all aspects of genetics development, propagation, seed production, cultivation, and harvesting. All hemp cultivation activities are done under the oversight of, and licensed by, each state’s Department of Agriculture, or Health Canada, each of which rigorously tests the Company’s crops to ensure compliance with each Department’s Hemp programs (including THC content of less than 0.3% on a dry weight basis). The Company and its third-party farming operators are in compliance with the regulations as outlined by each applicable Department of Agriculture and all hemp produced and sold by the Company constitutes hemp under the 2018 Farm Bill, as well as the laws of the states in which it produces and sells such hemp.
Cultivation Research & Development
Since its first crop production in 2014, the Company has taken a leadership position in advancing the technology surrounding all aspects of Hemp production. The Company’s R&D efforts are being driven both by the increasing demand for the Company’s products and its desire to create an expanded portfolio of products that serve the customers’ needs and creating improved varieties for cultivation success in northern latitude regions such as Canada and potentially Europe. The Company’s baseline varieties were not proven to be successful in growing in regions outside of Colorado. For this reason, the Company launched its breeding division in 2017 for the purpose of hybrid development to allow successful expansion to other growing regions and international markets.
Breeding Division
The breeding division’s main purpose is to expand the Company’s proprietary hemp variety portfolio. This allows for successful cultivation expansion in both US and International markets, as well as creating innovative cannabinoid development for expanded product development. The breeding program has five variety patents, including two hemp hybrid varieties with proven disease resistance and increased yield which lowers cultivation costs of production. In addition to hybrid development, the division oversees the Company’s seed production and supply, import/export requirements, R&D hemp regulatory compliance, assists in State and Federal legislative efforts and supports cultivation operations.
Planting
The Company has successfully created a feminized seed protocol, which provides the scalability and standardization of specific plant genetics. Feminized seeds are seeds which have been bred to produce female plants. Prior to this innovation, the Company’s plant supply line was limited by both infrastructure and plant propagation (creating plants from mother plants). Although propagation was instrumental to the Company’s prior cultivation objectives, it was not a fully scalable process and did not address the Company’s objective to continuously lower production costs and remain a leader in the industry. The Company’s feminized seed protocol took three years to fully understand, optimize, and prove valid through the Company’s quality systems. The Company has built an adequate supply line of seed production to meet expanding future demand for the Company’s products. The Company expects all future production acres to be planted in feminized seeds, by a global positioning satellite driven tractor and a customized planter for optimal germination or seed transplant success. With this innovation, the Company’s proprietary hemp crops can be planted in the same manner as a conventional commercial farming crop.
Harvesting
Harvesting continues to be a significant challenge in the broader Hemp industry with current practices following the processes of the tobacco industry. Once the plants are harvested from the fields, they are hung upside down in outdoor dry structures. The dried plants are then further processed off the plant stalk for final storage. If processed at the correct moisture content, the shelf life of the harvested plants is proven to remain stable for at least four years. However, this method of drying creates scalability issues and can also cause potency loss in the raw material. With this harvesting process, there are limitations applicable to both available infrastructures and labor in agricultural regions. To mitigate these challenges, the Company has focused its Colorado, Kentucky, Oregon, and Canada cultivation teams on the development of new, more scalable processes to mechanize harvesting without sacrificing quality. The Company has successfully scaled the harvesting and drying process and believes it has enough capacity to meet the Company’s medium-term needs.
Manufacturing
The Company’s manufacturing operations are centered around the quality of its products and the efficiency of their production. The Company has proprietary extraction processes currently in use and is developing the next generation of processes and equipment to serve the Company’s expanding production requirements and product offerings. The Company operates its finished products manufacturing in accordance with cGMP to create high quality products in the market.
In 2020, the Company began operating from a new 136,610-square foot manufacturing and extraction, warehouse, and distribution facility. The LOFT has been constructed using state of the art processes and equipment to deliver superior products to the Company’s customers. The facility efficiently executes the Company’s core competencies in R&D, product development, quality control, tincture manufacturing and filling, and product delivery.
The Company believes it has sufficient capabilities to meet its core production requirements over the long-term. The facility also has been designed to accommodate incremental manufacturing capacity as business needs require, including the strategic insourcing of contract manufactured products beyond tinctures.
Arrangements with Suppliers and Manufacturers
The Company currently contracts key parts of supply chain management, including manufacturing, production, and packaging for non-proprietary aspects of its manufacturing process for certain of its products. These large-scale manufacturers reduce the reliance on internal manufacturing resources and allow for rapid scaling of production on an as needed basis.
Extraction and Product Formulation
The Company’s harvested hemp is delivered to the Company’s production facility in a coarse-ground form. At the facility, the extraction processes do not commence until the raw hemp material passes initial screenings for moisture content and toxic mold by-products (aflatoxins). Upon passing these screenings, the raw hemp material passes through one of two different extraction processes. The Company utilizes both Carbon Dioxide super critical fluid extraction (“SFE”) and Alcohol Extraction (“AE”) processes. These two processes and the resultant extracts have differing phytochemical profiles, which appeal to different customer bases. Years of R&D and process refinement associated with both of the Company’s extraction processes are proprietary.

After processing, both the SFE and AE extracts are rigorously batch tested both internally and by third-party laboratories for cannabinoid potency, residual solvents, heavy metals, and pesticides. After passing these quality control tests, both the SFE and AE extracts are released into finished products production, where they are diluted with carrier food oils, either medium chain triglycerides from coconut oil or olive oil, or otherwise added to the Company’s products, including the chews or topical products. Some of the SFE extract is dedicated to capsule production.
The Company’s topical, chews, and liquid products are currently blended, flavored, filled, labeled, and packaged into consumer cartons at either its production facility or at contract manufacturer facilities. The Company is continuously working to qualify additional third-party contract manufacturers to ensure adequate encapsulation, bottling, and packaging capabilities necessary to meet demand for the Company’s products.
Quality Management Systems
In 2020, the Company was the first hemp extract company to receive an NSF certification. NSF International’s dietary supplements certification is a globally recognized standard that establishes requirements for the ingredients in dietary and nutritional supplements and is considered the gold standard for products in the dietary supplement space. In October 2022, Charlotte’s Web SPORT – Daily Edge, became the first broad-spectrum hemp-derived tincture to be Certified for Sport® by NSF. NSF's Certified for Sport® program verifies that products do not contain unsafe levels of contaminants, prohibited substances or masking agents, and that what is on the label matches what is in the product. The Certified for Sport® certification is the only independent third-party certification program recognized by Major League Baseball.
Additionally in January 2022, the Company was the first hemp extract company to achieve International Organization for Standardization ("ISO") 17025 certification. This certifies that the Company meets the technical and quality benchmarks by ISO 17025 for analytical chemistry testing methods.
The Company employs cGMP at each stage of its production. cGMP refers to the current Good Manufacturing Practices regulations enforced by the FDA.1 Adherence to cGMP regulations assures the identity, strength, quality, purity, and composition of products by requiring that manufacturers adequately design, monitor, and control manufacturing operations. This includes establishing strong quality management systems, obtaining appropriate quality raw materials, establishing comprehensive standard operating procedures, detecting and investigating product quality deviations and maintaining reliable testing practices. This formal system of controls helps in preventing instances of contamination, deviations, failures, and errors. This ensures products manufactured under cGMP meet quality standards.
The Company’s products meet regulatory guidelines for contaminants and are tested by independent third-party laboratories. Products are tested for, among other items: identity, potency, residual solvents, microbial contaminants, aflatoxin, heavy metals, and pesticides.
To create the highest quality products, the Company, when applicable, closely controls every step in the production process, including propagation, cultivation, harvesting, drying, manufacturing, and packaging. The control and visibility maintained through the Company’s substantial vertical integration allows for the continual monitoring and refinement of critical processes, resulting in high quality standardized products.
Sales and Distribution Strategy
The Company’s products are distributed through its e-commerce website (www.charlottesweb.com), third-party e-commerce websites, select distributors, health practitioners, and a variety of brick-and-mortar retailers.
The Company’s products are sold chiropractic and doctors’ offices, gyms, massage therapy offices, salons, animal clinics, and pet stores.
1 See 21 C.F.R. Part 111.

The Company distributes its products within the United States and, in select international markets through local or regional distribution partners. Retail distribution strategy is focused on gaining broad distribution within the natural channel and conventional food and mass market (“FDM”) retailers.
The Company’s internal sales team has a two-pronged approach to building distribution: (i) focus on gaining distributors with access to key strategic verticals in the medical, FDM and natural channels; and (ii) contracted broker teams that assist in driving brand representation in larger food accounts. Additionally, the Company’s internal sales team directly nurtures and maintains retail relationships. The Company believes this model is extremely effective in targeting accounts with the right message to build and capitalize on the Company’s brand momentum.
The Company believes broad brand recognition and increasing market demand in the adaptogenic supplements category (where CBD is typically positioned) results in strong brand sales, which helps promote increased category development and new account acquisition. The Company believes these accounts will enable it to achieve broader distribution, opening new consumer segments and driving growth by increasing awareness, consideration, and purchase. The Company believes it is leading the way in the category by opening mass market channels that have historically been resistant to place CBD items on their shelves. Key to this success has been the relationships and partnerships with key natural accounts.
The Company continues to sell its CBD CLINIC products into the practitioner market comprising of naturopathics, chiropractors, acupuncturists, physical and massage therapists , functional practitioners and continues to expand the total number of health care practitioners in the CBD CLINIC network. The market for the CBD CLINIC products is primarily served through national distributors. The Company believes that it can continue to capture and increase its market share in this market by increasing its sales and marketing efforts targeted at this market.
The Company’s sales are executed through customized strategies depending on the retail verticals. For example, in specialty food accounts, a combination of sales brokers and distributors are strategically located within geographical markets. This provides proximity along with hands-on support at the store level to ensure products are correctly labeled and merchandised. Depending on the size of the account, some locations are deemed to be “national accounts that receive additional support from the Company’s internal national accounts support team. This allows the Company’s brokers and distributors to manage multiple independent specialty food locations, while still achieving the same level of support that is expected in the Company’s larger chain retail customers.
The Company utilizes e-commerce to reach consumers and guide them through the hemp and CBD buying process. The Company believes consumers rely heavily on digital research. Key to this approach is the ability to access consumers organically who are searching the web for “CBD” or “Charlotte’s Web” both on the Company’s website as well as through linking from reliable providers of content and education. The Company’s website delivers on this through high levels of product purchase and engagement via opting into the Company’s email newsletter subscription. This indicates a higher level of interest in educational resources and product knowledge.
The Company concentrates its activities in the digital space through:
•Search Engine Optimization — A collaborative, integrated effort with content and public relations teams optimizing search engine results in the category for those seeking both general education and availability to purchase
•Email — Growing the current subscriber list, building a new customer journey, and working to develop segmentation processes to deliver relevant and personalized content
•Social — Leveraging the passion of the Company and its founders through a dynamic website and branding strategy which will be used to maintain the Company’s relevance among consumers
•Referral — Utilizing third-party influencers during marketing campaigns to amplify brand and product awareness – significant care has been taken to find users organically (prior to approaching) to ensure authentic and real testimonials of their own use

•Display Advertising — Developing display advertising strategy and integrating into 360° campaign planning via media buying capabilities
•Drive direct to “.com” — Optimizing the customers’ web experience to convert browsers into buyers and driving repeat purchases via the elimination of consumer friction points
Currently, orders are fulfilled through a LOFT fulfillment center located in Louisville, Colorado and the use of third-party logistic providers.
Marketing and Promotion
The Company benefits from an authentic origination story linked to its first consumer served, Charlotte Figi. The story of how Charlotte’s mom, Paige Figi, desperately reached out to the Stanley Brothers seeking an alternative solution for her daughter’s wellness was captured and broadcasted in a CNN documentary by Dr. Sanjay Gupta.
Data collection and customer analysis from e-commerce sales continues to be a significant component of the Company’s marketing strategy. Direct-to-consumer e-commerce sales give an unprecedented opportunity to gain meaningful insight into how to better support the customer based on data including buying habits, purchase frequency, and in many cases, why the product is being used.
Consumer segmentation is being used to transform the Company’s consumer activities through both a valuable understanding of the customer base as well as the ability to activate and differentially invest in core consumer segments that will assist in developing the strongest lifetime value proposition for customers. Key elements of the segmentation include:
•driving ability to use targeted messaging to more effectively motivate trial orders, improve overall product trial experience, promote repeat purchasing patterns and ensure retention;
•differentially investing in core segments to attract new users with a high likelihood of repeat conversion; and
•maximizing customization of email and other messaging channels to improve initial experiences and promote repeat buying.
The Company has a subscription program. Through its subscription program, the Company utilizes a discount structure to encourage enrollment with a similar structure to online “subscribe and save” models. This is expected to deliver upside demand and repeat purchases from existing customers by enabling scheduled reorders and improved continuity in consumption. Consumers are able to set their frequency for two-week, six-week or 1-3 monthly reorder patterns across the entire product line.
The Company continues to promote the awareness of its brands through investment in marketing programs, sponsorships and continued participation in events that offer wide exposure to both trade partners and consumer retail markets. For example, on October 11, 2022, the Company entered into the MLB Promotional Rights Agreement with MLB, pursuant to which the Company entered into an exclusive strategic partnership with MLB to promote the Company’s new NSF-Certified for Sport® product line.
As a Certified B Corp, the Company is a socially conscious company, and is committed to using business as a force for good and a catalyst for innovation. The Company weighs sound business decisions with consideration for how its efforts affect its employees, customers, the environment, and the communities where its employees live and where it does business, while maximizing profits and strengthening its brands. This social awareness includes contributions to non-profits, which are made on an ad hoc basis, concentrating first on those entities that have historically supported the business through education of existing and potential customers. The Company also supports non-profits that it believes can utilize the wellness aspects of its products (i.e., military veterans, adaptive athletes, educational organizations, etc.). Management believes that any socially oriented actions it takes will ultimately have a positive impact on the Company, its employees, and its Shareholders. The Company has historically donated and plans to continue to donate to charitable organizations.

Growth from the Existing Product Portfolio Through Marketing Initiatives
The Company’s marketing mix strives to connect with audiences and the consumer journey through:
•paid, earned, and affiliate media to build awareness of the sector and the unique qualities of the Company’s brand equity and products,
•search engine optimization ("SEO") and email marketing to drive consumer purchase and subscriptions on CW.com, the Company’s e-commerce platform,
•partnerships and affiliates that reach expanded consumer segments,
•public relations campaigns and events to amplify targeted social and media marketing communications,
•trade marketing to increase visibility and differentiation of our products in customer stores,
•word of mouth and referrals from health care practitioners, their colleagues, patients, and Brand Ambassadors, and
•Event marketing and support of various social responsibility initiatives.
Competition
The Company is substantially vertically integrated from seed to packaged product, which helps ensure product quality. Being substantially vertically integrated and focusing on quality and standardization creates an important competitive differentiator for the Company, as the majority of its competitors are not substantially vertically integrated. The Company’s knowledge of hemp cultivation, combined with its scientific and financial resources, allow it to maintain a leading market position amongst its competitors.
The Company’s principal competitors in the CBD wellness products space include companies such as CV Sciences (PlusCBD), cbdMD, Medterra, and Garden of Life.
Information Systems
The Company’s primary enterprise resource planning (“ERP”) system is a cloud-based system well-known for manufacturing, shipping, and receiving, inventory control, supply chain management, sales, accounting, and finance. In addition to this centralized ERP system, supplemental peripheral software applications are used for specialized activities in finance, human resources, customer support, manufacturing, distribution, and marketing.
Intellectual Property
The Company’s intellectual property and proprietary rights are important to its business. In efforts to secure, maintain, and protect its intellectual and proprietary rights, the Company relies on a combination of patent, trademark, trade secret, trade dress and other rights in the United States and Canada. The Company also has confidentiality and/or license agreements with certain employees, contractors and other third parties, which limit access to and use of the Company’s proprietary intellectual property.
Pursuant to the Name and Likeness Agreement entered into between the Company, and Leeland & Sig d/b/a Stanley Brothers Brand Company, a Colorado limited liability company owned by certain founders, including each of the Stanley Brothers (the “Stanley Brand Company”) effective August 1, 2018, and further amended on April 16, 2021, July 30, 2022, August 31, 2022, September 30, 2022, and February 17, 2023, Stanley Brand Company grants the Company a non-exclusive, worldwide right to use the name “Stanley Brothers” and the likeness of the seven Stanley Brothers until June 30, 2023, on a royalty-free basis. Each party to the Name and Likeness Agreement has the right to cause the other party to cease use of the name in certain circumstances such as misuse, bad acts, or a corporate acquisition. The initial term of the Name and Likeness Agreement was for a thirty-six (36) month period, with the Company agreeing to begin activities to cease all use of any intellectual property used under the Name and Likeness Agreement within thirty (30) days of expiration or termination thereof. In connection with the execution of the Name and Likeness Agreement, the Company executed employment agreements with each of the Stanley

Brothers on September 1, 2018 providing for aggregate annual base salaries to the Stanley Brothers of $1,425,000. On April 16, 2021, pursuant to an amending agreement, the Name and Likeness and Agreement was extended for a period of one year, expiring July 31, 2022. In addition, the Company executed a consulting agreement which extended the service arrangements of the seven Stanley Brothers for a period of one year, expiring July 31, 2022. Upon execution of the consulting agreement, the Company paid $2,081,250 to Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, on behalf of the Stanley Brothers, as consideration for the extended use of the “Stanley Brothers” name and the likeness of the seven Stanley Brothers, as well as consulting services to be provided to the Company over the term of the consulting agreement and certain restrictive covenants. Effective July 31, 2022, the Company executed an Extension and Second Amending Agreement to Name and Likeness and License Agreement, extending the term from July 31, 2022 to August 31, 2022. Effective August 31, 2022, the Company executed an Extension and Third Amending Agreement to Name and Likeness and License Agreement, extending the term from August 31, 2022 to September 30, 2022. Effective September 30, 2022, the Company executed an Extension and Fourth Amending Agreement to Name and Likeness and License Agreement (as amended, the “Name and Likeness Agreement”), extending the term from September 30, 2022 to December 31, 2022. Additionally, the Name and Likeness Agreement was also amended to provide the payment of a Company event fee of $1,500 per diem for each Stanley brother that, at the request of the Company’s chief executive officer, participates in any of the following events: (i) customer meetings; (ii) strategic partner meetings; (iii) speaking engagements; (iv) presentations; (v) social media postings; (vi) podcasts; (vi) public relations events; (vii) media interviews; (viii) trade show appearances; and (ix) events substantively similar to any of the foregoing. Effective February 22, 2023, the Company executed an Extension and Fifth Amending Agreement to Name and Likeness and License Agreement (as amended, the “Name and Likeness Agreement”), extending the term to June 30, 2023.
Effective January 5, 2023, the Company entered into a Brand License and Option Agreement (“License Agreement”) with JMS Brands LLC, an entity owned by Jesse Stanley, one of the Company’s founders. Pursuant to the Brand License and Option Agreement, the Company licenses certain intellectual property from JMS Brands LLC, for an annual license fee of $500,000. Pursuant to the terms of the License Agreement, the Company has the option to purchase the intellectual property rights for two million dollars ($2,000,000).
The Company currently has a portfolio of pending U.S. plant, utility and design patent applications directed to CW’s most promising plant genetics, proprietary extraction technology, cannabinoid isolation methods and cannabinoid conversion processes and industrial designs. The Company also has pending U.S. and Canadian trademark applications.
The Company now has earned a total of five U.S. Utility Patents covering hemp varieties as it advances the science of hemp horticulture. The Company also has five Canadian Utility Patents Covering the 'CW1AS1’, ‘Lindora’, ‘Kirsche’, ‘AF15B12-21’, and ‘EM15B2A170’ hemp varieties.
For each of the Company’s material patents, the chart below identifies (i) the patent, (ii) the type of intellectual property (“IP”) subject to the patent, (iii) the jurisdiction where the patent is held, (iv) the title of the patent, (v) the inventor(s) and assignee(s), and (vi) the status of the patent. The patents listed below expire between 2039 and 2042, and cover novel hemp strains used or with potential use in Company products, or for other commercialization opportunities.

Patent /	Title / Inventor(s) / Assignee (s)	Status /
Publication		Comments
Type of IP /
Jurisdiction
CA 3,101,952 2022-01-25 Utility - Canada	HEMP PLANT NAMED 'CW1AS1' Stanley, Joel Reel, Keri CHARLOTTE'S WEB, INC.	ISSUED Related Technologies: •Protection for 'CW1AS1' hemp line.

US 10,653,085 2020-05-19 Utility - United States	HEMP PLANT NAMED 'CW1AS1' Stanley, Joel Reel, Keri CHARLOTTE'S WEB, INC.	ISSUED Related Technologies: •Protection for 'CW1AS1' hemp line.
US 10,736,295 2020-08-11 Utility - United States	HEMP PLANT NAMED 'CW1AS1' Stanley, Joel Reel, Keri CHARLOTTE'S WEB, INC.	ISSUED Related Technologies: •Protection for 'CW1AS1' hemp line.
US 10,888,059 2021-01-12 Utility- United States	HEMP PLANT NAMED 'LINDOREA' Reel, Keri CHARLOTTE’S WEB, INC.	ISSUED Related Technologies: •Protection for 'LINDOREA' hemp line.
US 10,888,060 2021-01-12 Utility- United States	HEMP PLANT NAMED ‘KIRSCHE’ Reel, Keri CHARLOTTE’S WEB, INC.	ISSUED Related Technologies: •Protection for 'KIRSCHE' hemp line.
US 11,503,787 2022-11-22 Utility- United States	HEMP PLANT NAMED ‘EM15B2A170’ Brian Campbell CHARLOTTE’S WEB, INC.	ISSUED Related Technologies: •Protection for 'EM15B2A170' hemp line.
CA 3,169,404 2023-02-07 Utility- Canada	HEMP PLANT NAMED 'LINDOREA' Reel, Keri CHARLOTTE’S WEB, INC.	ISSUED Related Technologies: •Protection for 'LINDOREA' hemp line.
CA 3,169,446 2023-03-07 Utility- Canada	HEMP PLANT NAMED ‘KIRSCHE’ Reel, Keri CHARLOTTE’S WEB, INC.	ISSUED Related Technologies: •Protection for 'KIRSCHE' hemp line.
CA 3,155,121 2023-01-31 Utility- Canada	HEMP PLANT NAMED ‘AF14B15-21’ Brian Campbell CHARLOTTE’S WEB, INC.	ISSUED Related Technologies: •Protection for 'AF14B15-21" hemp line.
CA 3,157,865 2023-02-07 Utility- Canada	HEMP PLANT NAMED ‘EM15B2A170’ Brian Campbell CHARLOTTE’S WEB, INC.	ISSUED Related Technologies: •Protection for 'EM15B2A170' hemp line.
Employees and Human Capital
As of December 31, 2022, the Company had 170 full time employees. Of these employees, 85 were employed in manufacturing operations positions, 34 were employed in sales and marketing positions, 42 were employed in general, quality, and administrative positions, 5 were employed in cultivation positions, and the remaining 4 employees were engaged in R&D aspects of the business.

The Company believes it has an advantage in attracting employees with its purpose-based mission, B-Corp status, and its leadership position in the industry, and prides itself in attracting, retaining and developing individuals with complementary mix of professional experiences and industry knowledge. The Company values diversity in culture, race, and sexual differences and has established affinity groups led by leadership to ensure these differences are supported in the workplace, and that employees may realize their professional goals through development programs and mentoring. The Company believes in investing in each of its employees and devotes the necessary resources to ensure all employees are given the proper tools and resources to grow in their respective fields. The Company also believes in cultivating a collaborative working environment wherein everyone is valued for their contribution to the team and rewarded for their accomplishments.
The Company has assembled a management team with significant professional expertise in distribution, cultivation, sales, science, intellectual property, technology, finance, customer service, consumer packaged goods ("CPG"), marketing, business development, acquisitions, capital markets and market analysis. The Company’s management team includes executives with many years of experience in their respective fields.
Third-Party Suppliers, Service Providers and Distribution
Although the Company is substantially vertically integrated, the Company obtains certain input components, such as packaging components, flavors, and certain raw materials, from third-party suppliers. None of the third-party suppliers are considered to be material to the business on a standalone basis and all supply input components are readily available from other suppliers in the market.
If any given supplier or distributor is lost in a specific region, the Company believes these could be replaced without material disruption as it could contract with multiple alternative suppliers or distributors to provide the requisite service(s) and product(s). The Company is a substantially vertically integrated company that performs its own manufacturing for proprietary elements in the manufacturing process. The Company utilizes contract manufacturers for non-proprietary elements in its manufacturing process such as bottling and packaging.
The Company manages risks that are associated with third-party distributors, manufacturers and suppliers by identifying and qualifying alternative distributors, manufacturers and suppliers. The Company regularly assess its supply chain for threats to business continuity.
Building Brand Awareness
Management believes the Charlotte’s Web brand is among the strongest in the hemp-derived CBD industry. Brand recognition will continue to be driven by several factors including: (i) earned media events similar to what has historically occurred with the Company with entities such as CNN, Today Show, the New York Times and Forbes; (ii) paid media and affiliate programming through targeted consumer campaigns on major platforms (iii) email, social media and blogs; (iv) partnerships and influencer marketing such as Major League Baseball, and Angel City Football Club (v) use of subject matter experts; (vi) legislative participation; and (vii) public speaking engagements at key industry and cultural events. (viii) B Corporation certification and social impact partnerships. In addition to these active outlets to build brand awareness, the Company supports word-of-mouth endorsements and testimonials from its customers who are advocates for its brands and products. Marketing activations and marketing-driven innovations are developed with the support of industry data through various insight partners.
International Expansion
The Company is exploring increased global distribution, including via e-commerce, in the future, with near-term expansion focused on the United Kingdom, European Union, Israel and Canada. Expansion into additional jurisdictions will be done in compliance with applicable regulatory requirements in such jurisdictions and the cost and complexity of such compliance will form part of the strategic evaluation process for any proposed expansion. International penetration will be done primarily via local and regional sales & distribution partnerships.
On December 9, 2020, the Company announced that it signed the exclusive distribution agreement in Israel with Israel-based InterCure Ltd., which owns one of Israel’s largest and most established medical Cannabis producers, Canndoc. Its GMP-verified medical Cannabis products are sold in pharmacies in Israel, and it holds international cultivation and distribution agreements in the European Union. Selected Charlotte’s Web hemp extract wellness products are intended to be available to the Israeli public through AltCure, a subsidiary of InterCure Ltd.
Effective as of November 1, 2022, the Company entered into a Manufacturing and Sales License Agreement with Tilray, providing for a strategic alliance between the Company and Tilray, pursuant to which Tilray has the rights to licensing, manufacturing, quality, marketing and distribution of Charlotte’s Web™ CBD hemp extract products in Canada.
Improved Distribution
At the end of 2022, the Company’s products were sold in retail locations and health care practitioners across the U.S., as well as over one million addressable consumers on e-commerce. The Company believes distribution gains in the U.S. are nevertheless achievable through:
•incremental retail locations with existing customers
•increased consumer purchases in existing retail customer
•penetrating new customer channels such as hospitality, sports, and travel
•increased traffic to and purchases via the Company’s e-commerce platform
Regulatory Framework
As a Cannabis-related business, the Company is subject to extensive regulation. The industry in which the Company operates is subject to regulation and control resulting from legislation enacted by the various levels of government. All applicable legislation is a matter of public record, and the Company is unable to predict what additional legislation or amendments governments may enact in the future. Changes to government regulation could impact the Company’s existing and planned operations or increase its operating expenses, which could have an adverse effect on the Company’s financial condition, results of operations and cash flows.
United States Regulatory Matters
General Overview
The following overview is subject to and qualified by the more detailed descriptions in the following sections entitled “United States Federal Regulation of Hemp”, “State Regulation of Hemp”, “FDA Regulation”, “Future Uncertainty of Legal Status” and “The Company’s Regulatory Compliance Activities in the United States”.
The Company does not produce or sell medicinal or recreational marijuana or products derived therefrom. It sells Hemp-based CBD products. While such products come from the same plant genus and species, Hemp and marijuana are legally distinct and are generally regulated, respectively, by three separate overarching bodies of law: the 2014 Farm Bill (which refers to section 7606 of the Agricultural Act of 2014), the 2018 Farm Bill (which refers to the Agricultural Act of 2018) and the CSA (which refers to the U.S. Controlled Substances Act, 21 USC § 801 et. seq.). Hemp, by legal definition, contains 0.3% THC or less on a dry weight basis, which is not considered to be a sufficient level to create an intoxicating effect like marijuana.
Consequently, the Company’s products are not sold pursuant to the rules and regulations governing the cultivation, transportation, and sale of medicinal or recreational marijuana. The Company cultivates, processes, transports, and sells its products pursuant to the 2018 Farm Bill and in accordance with applicable state and local laws. All Hemp produced and sold by the Company constitutes Hemp under the 2018 Farm Bill as well as under the laws of the states in which the Company cultivates, manufactures, and sells such Hemp-based products. If sold internationally, products are sold in accordance with the laws of the importing and exporting jurisdiction.
Where products are sold internationally, the Company takes appropriate steps to assess local laws and regulations with a view to compliance. Not all jurisdictions have mature or fully developed Cannabis or Hemp regulatory regimes and the Company continuously monitors regulatory risk when conducting activities in local jurisdictions. Moreover, the regulatory regimes of certain jurisdictions may not differentiate between Hemp and recreational or medical marijuana. In particular, the Company’s products may be categorized or labelled as marijuana, medical marijuana, or a similar category notwithstanding that the product is, by U.S. standards, a Hemp-Based product.
The 2018 Farm Bill permanently removed hemp and its derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers from the purview of the CSA. Hemp is now deemed an agricultural commodity, and is no longer classified as a controlled substance, like marijuana. Furthermore, by defining Hemp to include its derivatives, extracts, and cannabinoids,2 Congress impliedly removed popular Hemp products, such as Hemp-derived CBD, from the purview of the CSA. Accordingly, the U.S. Drug Enforcement Agency ("DEA") no longer has regulatory authority to interfere with the interstate commerce of Hemp products, so long as the THC level is at or below 0.3% on a dry weight basis. The 2018 Farm Bill also provides that state and Native American tribal governments may impose separate restrictions or requirements on hemp growth and the sale of Hemp products. However, they cannot interfere with the interstate transportation or shipment of lawfully produced Hemp or Hemp products. As a result of the 2018 Farm Bill, federal law now provides that CBD derived from Hemp is not a controlled substance under the CSA; however, states take varying approaches to regulating the production and sale of Hemp and Hemp-derived CBD. Some states, including California, Florida and Texas, explicitly authorize and regulate the production and sale of Hemp-derived CBD or otherwise provide legal protection for authorized individuals to engage in commercial Hemp activities provided the products comply with testing, labeling/packaging, registration, and/or other requirements. Hemp cultivation is now permitted in all 50 states,3 but several states, including Missouri and Illinois, do not expressly allow the sale of Hemp and Hemp-derived CBD. Additionally, a number of states prohibit the sale of ingestible CBD products based on the FDA’s position that, pursuant to the FD&C Act, it is unlawful to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products as, or in, dietary supplements, regardless of whether the substances are Hemp-derived. Several states are also considering or have enacted THC limits and age-related sales restrictions for Hemp-derived products that contain THC, such as full spectrum hemp extracts.
The Company’s activities related to the production, marketing and sale of its products comply with the 2018 Farm Bill applicable to its operations. However, certain government agencies (such as the FDA) and certain federal officials have challenged the scope of permissible commercial activity. FDA representatives, for example, have stated they believe that producers of some CBD-based products, including the Company, produce and sell their products in violation of the FD&C Act. Similarly, the Company’s marketing activities fall within the FDA’s jurisdiction, and in 2017, the FDA issued a Warning Letter to the Company for FD&C Act non-compliance, which the Company has responded to, in part to comply with the Warning Letter and in part to challenge FDA’s assertions in the letter. The Company has not received a response from the FDA and the Warning Letter remains open. Over the past several years, FDA has issued numerous warning letters to companies marketing CBD products with disease or unlawful drug claims. The letters reiterate the agency’s position that CBD cannot be added to food and dietary supplements and targeted companies whose products violated the FD&C Act’s prohibition against: i) marketing CBD as or in a dietary supplement, human and animal food, or food additives; ii) marketing a dietary supplement, human and animal food, or cosmetic with disease or drug claims (i.e., claims suggesting that a product is intended to treat, cure, or prevent disease); iii) including a substance in human or animal food when that substance is not GRAS; and iv) selling products that are misbranded due to their failure to include “adequate directions for use by a layperson”. The FDA’s enforcement against the sale and marketing of CBD products has to date been limited to the issuance of warning letters, although enforcement could include civil and criminal penalties. The legal status of CBD in food and dietary supplements remains under active consideration by the FDA as of the date of this prospectus, as the agency continues to evaluate the regulatory frameworks that should apply to Cannabis-derived products intended for non-drug uses. In January 2023, the FDA issued a statement concluding that existing regulatory frameworks for dietary supplements and foods are not appropriate for CBD due to potential safety risks, and that it will work with Congress to develop an appropriate pathway for the regulation of CBD products. While the Company disagrees with the position of the FDA, there is risk that this agency could take enforcement or regulatory actions against the Company.
2 Agriculture Improvement Act of 2018 (section 10113) (defining hemp under the Agricultural Marketing Act of 1946, 7. U.S.C. 1621).
3 The District of Columbia does not currently permit hemp cultivation.

Legal barriers applicable to, and risks associated with, selling Hemp and Hemp-derived CBD products result from a number of factors, including the fact that Hemp and marijuana are both derived from the Cannabis sativa L. plant, the rapidly changing patchwork of state laws governing Hemp and Hemp-derived CBD, and the FDA’s position that it is unlawful to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products as, or in, dietary supplements, i.e. the FDA’s position that CBD cannot be marketed in a dietary supplement on the basis that substantial clinical trials studying CBD as a new drug were made public prior to the marketing of any food or dietary supplement containing CBD, and therefore food or dietary supplements are precluded from containing this ingredient, referred to as the IND Preclusion. However, the removal of Hemp and its extracts, including CBD, from the CSA pursuant to the 2018 Farm Bill, and the establishment of multiple state regulatory frameworks that permit the sale of Hemp-derived CBD products are positive developments. Currently it is unclear whether Congress will move forward with legislation to allow CBD in dietary supplements in light of the FDA’s determination that a new regulatory pathway is needed. Timing for the FDA to develop a new pathway is also uncertain, but is likely to take several years. Stakeholders take different positions regarding the scope of legal activity in light of the interplay of federal and state law, and in light of recent developments, such as the 2018 Farm Bill, the September 30, 2017 decision of the World Anti-Doping Agency to drop CBD from its list of prohibited substances, and the World Health Organization Expert Committee on Drug Dependence review report finding that CBD is “generally well tolerated with a good safety profile” and low abuse potential.4
Should the Company determine to sell products containing greater than 0.3% THC, additional regulatory regimes, both in the U.S. and internationally, will apply. However, at this time no such product has been developed by the Company.
The foregoing is an abbreviated overview of the Company’s position on the legality of the Company’s operations in the United States. Additional background and a more thorough analysis of applicable U.S. and international regulatory regimes are set out in greater detail below.
United States Federal Regulation of Hemp
Development of Current Regulatory Framework
Summary
In addition to customary regulations applicable to any commercial business, the Company’s operations are subject to state and federal regulation in respect of the cultivation of Hemp and the production, distribution and sale of products intended for human ingestion or topical application and, with respect to certain products, by animals.
Hemp is an agricultural commodity cultivated for use in the production of a wide range of products globally. Among others, Hemp is used in the agriculture, textile, recycling, automotive, furniture, food and beverage, paper, construction materials and personal care industries.
Botanically, hemp is categorized as Cannabis sativa L., a subspecies of the Cannabis genus. Numerous unique, chemical compounds are extractable from hemp, including THC and CBD. These cannabinoids are responsible for a range of potential psychological and physiological effects. Hemp, as defined in the 2018 Farm Bill, is distinguishable from marijuana, which also comes from the Cannabis sativa L. subspecies, by its absence of more than trace amounts (0.3% or less) of the psychoactive compound THC. Although international standards vary, other countries, such as Canada, have used the same THC potency standards to define hemp. Hemp was widely grown in the U.S. as an agricultural commodity from the colonial period into the early 1900s and was commonly used in the manufacture of paper, fabrics, and other products. By 1970, however, the CSA explicitly prohibited the cultivation of any variety of Cannabis without a DEA permit.
Per the plain language of the CSA, only certain parts of the Cannabis plant (generally, what was historically considered to be the psychoactive portions of the plant) are controlled and defined as marijuana, while other parts of the Cannabis plant (now inclusive of hemp) are exempted from CSA control. Consumer goods containing hemp seeds or “hemp hearts,” for example, have long been lawfully imported into the U.S. and legally sold in commerce
4 World Health Organization Expert Committee on Drug Dependence, Cannabidiol (CBD) Pre-Review Report, November 10, 2017.

due to the fact that the sterilized seeds are clearly exempt from the definition of marijuana under the CSA and are not otherwise controlled substances. Nonetheless, from the enactment of the CSA until the passage of the 2014 Farm Bill, cultivating hemp for any purpose in the U.S. without a DEA registration was federally illegal. The 2014 Farm Bill loosened the federal prohibition on the domestic production of hemp, by allowing hemp to be cultivated within the context of an agricultural pilot program and where permitted by state law. On December 20, 2018, the 2018 Farm Bill became law, and, on December 31, 2021, the 2014 Farm Bill and hemp programs authorized under this legislation expired. Unlike the 2014 Farm Bill, which did not amend the CSA but only preempted from CSA control certain specified activities, the 2018 Farm Bill explicitly amended the CSA to exclude from the definition of marijuana all parts of the Cannabis plant (including its derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not) containing a delta-9 THC concentration of not more than 0.3% on a dry weight basis, and excluded from the CSA definition of “tetrahydrocannabinol” any material, compound, mixture, or preparation that falls within the definition of Hemp. As a result, Hemp is no longer classified as a controlled substance, like marijuana. By defining Hemp to include its derivatives, extracts, and cannabinoids, Congress impliedly removed popular Hemp products, such as Hemp-derived CBD, from the purview of the CSA. Accordingly, the DEA no longer has regulatory authority to interfere with the interstate commerce of Hemp products. The 2018 Farm Bill also allows farmers to access crop insurance and fully participate in USDA programs for certification and competitive grants. State and tribal governments may impose separate restrictions or requirements on Hemp production, but they cannot interfere with the interstate transport of lawfully produced Hemp or Hemp products.
The 2014 Farm Bill
In 2014, Congress enacted the 2014 Farm Bill. The 2014 Farm Bill, the provisions of which expired as of December 31, 2021, authorized institutions of higher education and state departments of agriculture (and their contractual designees) to cultivate Hemp, notwithstanding the CSA or any other federal law, provided that certain conditions are met.5 The scope of the 2014 Farm Bill was limited to cultivation that was: (a) for research purposes (inclusive of market research, which multiple federal agencies have confirmed includes commercial sales with a research purpose); (b) part of an “agricultural pilot program” or other agricultural or academic research; and (c) permitted by state law. Many states that adopted pilot programs under the 2014 Farm Bill have since replaced them with approved programs under the 2018 Farm Bill, described below.6 The various state Hemp programs had different requirements regarding the registration of cultivators and processors, the involvement of institutions of higher education, and permissible commercialization.7 Activities determined to be compliant with the 2014 Farm Bill were protected from federal interference by successive Consolidated Appropriations Acts enacted during the years 2015 through 2021. The Consolidated Appropriations Acts generally prohibited the federal government’s use of funds in contravention of the 2014 Farm Bill and specifically prohibited such federal interference with regard to the “transportation, processing, sale, or use of . . . hemp, or seeds of such plant, that is grown or cultivated in accordance with the [2014 Farm Bill], within or outside the [s]tate in which the . . . hemp is grown or cultivated.” Rather than distinguishing between “hemp” and “marijuana” based on the part of the plant from which a product is derived, the 2014 Farm Bill definition included all parts of the Cannabis plant, and distinguished hemp from marijuana on the basis of the concentration of THC. Any plants that exceeded the 0.3% THC limitation were considered marijuana (a Schedule I controlled substance), and thus were not compliant with the 2014 Farm Bill. Activities determined to be outside the scope of the 2014 Farm Bill were not protected by the Appropriations Rider and were subject to federal enforcement action. Notwithstanding the passage of the 2018 Farm Bill and the publication of the interim final rule dated October 31, 2019 issued by the USDA in respect of commercial production of Hemp in the United States ("USDA IFR"), the Hemp cultivation and research provisions contained in the 2014 Farm Bill remained in effect until December 31, 2021. Many states relied on their existing pilot program regimes—either in choosing to continue operating under the 2014 Farm Bill until its expiration or in submitting a 2018 Farm Bill plan to assume primary regulatory authority over Hemp production. Because the 2018 Farm Bill permits states and Native American tribes to regulate Hemp and Hemp-derived products more restrictively than the 2014 Farm Bill, variances in these jurisdictions’ laws and regulations on Hemp may to persist. Compliance with state law remains imperative under the 2018 Farm Bill.
5 See http://www.ncsl.org/research/health/state-medical-marijuana-laws.aspx.
6 https://www.ams.usda.gov/rules-regulations/hemp/state-and-tribal-plan-review.
7 Id.

FDA Approval of Epidiolex
On June 25, 2018, the FDA issued to GW Pharmaceuticals plc its approval for Epidiolex, the first Cannabis-derived prescription medicine to be available in the U.S. The active ingredient in Epidiolex is CBD isolate created from Marijuana-based plants.
The 2018 Farm Bill
The 2018 Farm Bill became law on December 20, 2018. Prior to this law, all non-exempt Cannabis plants grown in the United States were scheduled as a controlled substance under the CSA, and as a result, the cultivation of Hemp for any purpose in the United States without a Schedule I registration with the DEA was, unless exempted by the 2014 Farm Bill, illegal under federal law. The passage of the 2018 Farm Bill materially changed federal laws governing Hemp by removing hemp from the CSA and establishing a federal regulatory framework for Hemp cultivation. Specifically, the 2018 Farm Bill: (a) explicitly amended the CSA to exclude from the definition of marijuana all parts of the Cannabis plant (including its derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not) containing a THC concentration of not more than 0.3% on a dry weight basis; (b) allows the commercial production and sale of Hemp in interstate commerce; (c) establishes the USDA as the primary federal agency regulating the cultivation of Hemp in the United States, while allowing states to adopt their own plans to regulate the same; and (d) affords farmers the opportunity to obtain crop insurance and research grants. The 2018 Farm Bill also excluded from the CSA definition of “tetrahydrocannabinol” any material, compound, mixture, or preparation that falls within the definition of hemp. By defining Hemp to include its derivatives, extracts, and cannabinoids, popular Hemp products, such as Hemp-derived CBD, are no longer subject to DEA control. Accordingly, the DEA no longer has regulatory authority to interfere with the interstate commerce of Hemp products, so long as the THC level of such products is at or below 0.3%.
Although the DEA no longer regulates Hemp, marijuana continues to be classified as a Schedule I controlled substance under the CSA. As a result, CBD and other cannabinoids, if derived from marijuana as defined by the CSA, also remain Schedule I controlled substances under U.S. federal law. Though chemically and genetically distinct, hemp and marijuana appear similar to the naked eye. The active enforcement against illegal marijuana and marijuana- based products under current federal law may inadvertently result in enforcement actions taken against hemp or Hemp-derived products.
The 2018 Farm Bill amends the Agricultural Marketing Act of 1946 to categorize hemp as an agricultural commodity under the regulatory purview of the USDA in coordination with state departments of agriculture. Although the USDA will be the primary federal regulatory agency overseeing hemp cultivation in the United States, states, U.S. territories, and Indian tribes desiring to obtain (or retain) primary regulatory authority over Hemp activities within their borders are allowed to do so after submitting a plan for regulation to the USDA, and receiving approval from the USDA for the same. Pursuant to the 2018 Farm Bill, states, U.S. territories, and tribal governments can adopt their own regulatory plans for hemp cultivation, even if more restrictive than federal regulations, so long as the plans meet minimum federal standards and are approved by the USDA. Hemp cultivation in states and tribal territories that do not choose to submit their own plans (and that do not prohibit hemp cultivation) will be governed by USDA regulation.
On January 19, 2021, the USDA released the USDA Final Rule (“USDA FR”), which governs the domestic production of Hemp under the 2018 Farm Bill. The USDA FR also specifies the provisions that a state or tribal Hemp plan must contain to be in compliance with the 2018 Farm Bill. Once USDA formally receives a plan, the agency will have 60 days to review and approve or disapprove the plan. To date, the USDA has approved over 90 state and tribal hemp production plans. The status of the USDA's review of plans, is available at https://www.ams.usda.gov/rules-regulations/hemp/state-and-tribal-plan-review.
As introduced above, state and tribal governments may impose separate restrictions or requirements on hemp cultivation and the sale of Hemp products; however, states may not interfere with the interstate transportation or shipment of lawfully produced Hemp or Hemp products. This was confirmed in a May 2019 memorandum released by the USDA’s Office of General Counsel. That memorandum reiterates that, due to enactment of the 2018 Farm

Bill, states and Native American tribes may not prohibit the interstate transportation or shipment of hemp lawfully produced under the 2014 or 2018 Farm Bills.
It is important to note that the 2018 Farm Bill preserves the authority and jurisdiction of the FDA, under the FD&C Act, to regulate the manufacture, marketing, and sale of food, drugs, dietary supplements, and cosmetics, including products that contain Hemp extracts and derivatives, such as CBD. As a result, the FD&C Act will continue to apply to Hemp-derived food, drugs, dietary supplements, cosmetics, and devices introduced, or prepared for introduction, into interstate commerce. As a producer and marketer of Hemp-derived products, the Company must comply with the FDA regulations applicable to manufacturing and marketing of FDA-regulated products. See “FDA Regulation”, below.
Since the passage of the 2018 Farm Bill, FDA released multiple statements concerning its efforts to review the safety of CBD to help determine whether to allow the marketing of CBD as a dietary supplement and food. For example on March 5, 2020, former FDA Commissioner Dr. Stephen M. Hahn issued a statement on the FDA’s work to educate the public on CBD’s perceived safety risks and that the FDA is taking steps to solicit additional public feedback, data, and research on the science, safety, and quality of CBD products.8 These new steps include re-opening the public docket so that FDA can obtain additional scientific data on CBD.
A congressionally mandated report from FDA on CBD was submitted on March 5, 2020 and confirmed that the FDA was actively considering pathways to allow the marketing of CBD as a dietary supplement, such as through a notice and-comment rule making or interim risk-based enforcement policies. The report signaled the FDA’s continued interest in certain aspects of CBD, including effects from sustained use, effects from different methods of exposure, and effects on the developing brain and on the unborn child and breastfed newborn, and its interest in developing an appropriate regulatory pathway for CBD products. At this time, former Commissioner Hahn also publicly stated that it would be a “fool’s game” for the FDA to pull CBD products from the market entirely, as their use is already widespread.9
In January 2021, the FDA issued an update entitled “Better Data for a Better Understanding of the Use and Safety Profile of Cannabidiol (CBD) Products.”10 In the statement, the FDA acknowledges the rapid increase and interest in the availability of CBD and other products derived from Cannabis, and called for “real-world data” on the use and safety of CBD. The call acknowledges the FDA’s current gaps in understanding of the safety profile of CBD, which may be addressed through obtaining real-world data and a robust evidentiary foundation to inform public health decisions regarding CBD. The FDA further noted that it is continuing to “evaluate the regulatory frameworks that apply to certain Cannabis-derived products that are intended for non-drug uses, including whether any new FDA regulations may be warranted.”
On March 22, 2021, the FDA issued a news release announcing the issuance of warning letters to two companies for selling OTC products labeled as containing CBD, alleging that the products are illegally marketed unapproved drugs and misbranded due to prominent featuring of CBD on the labeling. Similar warning letters were issued to other online CBD retailers in2021 and 2022.
On October 16, 2021, the FDA published a “Cannabis-Derived Products Data Acceleration Plan,” a portfolio of pilot initiatives and partnerships designed to leverage novel data sources and advanced data analytics to identify current and emerging safety vulnerabilities in the cannabis-derived products market.11 Through the Data Acceleration Plan, FDA seeks to gather, in real time, information about potential safety problems or adverse events associated with cannabis-derived products, including CBD products, and information about general patterns of product use and emerging trends. According to FDA, “new approaches to detecting safety signals and other insights using diverse data sources and rigorous analytical methods can contribute significantly to FDA’s ability to respond to emerging and rapidly evolving product areas, like the [cannabis-derived products] market.” Sample pilot projects that are part of the Data Acceleration Plan take advantage of the information already available online, from certifica
8 See https://www.fda.gov/news-events/press-announcements/fda-advances-work-related-cannabidiol-products-focus-protecting-public-health-providing-market.
9 See https://www.nutraingredients-usa.com/Article/2020/02/28/FDA-chief-Hahn-says-it-would-be-fool-s-game-to-try-to-shut-down-CBD-markets#.
10 See https://www.fda.gov/news-events/fda-voices/better-data-better-understanding-use-and-safety-profile-cannabidiol-cbd-products.
11 FDA, Cannabis Derived Products Data Acceleration Plan, October 2021, available at https://www.fda.gov/media/153183/download.

tes of analysis, to customer reviews and adverse event surveillance systems to detect safety signals and gaps in understanding needing to be filled by FDA- and industry-driven studies. FDA also plans to partner with other federal agencies, international regulatory bodies, and state-based regulatory organizations to gather additional data and develop its regulatory strategy. While the Data Acceleration Plan does not guarantee that the agency will create a pathway for it to approve CBD to be incorporated into food and dietary supplements, it indicates that the FDA is focused on modernizing and enhancing its ability to evaluate the CBD and other cannabinoid markets.
On May 4, 2022, the FDA issued warning letters to five companies for selling products labeled as containing delta-8 tetrahydrocannabinol (delta-8 THC) in ways that violate the Federal Food, Drug, and Cosmetic Act (FD&C Act). This action was the first time the FDA issued warning letters for products containing delta-8 THC. In addition to the violations related to FDA-regulated products containing delta-8 THC, several of the warning letters outlined additional violations of the FD&C Act, including marketing CBD products claiming to treat medical conditions in humans and animals, promoting CBD products as dietary supplements, and adding CBD to human and animal foods.
On November 21, 2022, the FDA posted warning letters to five companies selling products containing CBD, stating that these companies were selling CBD containing products that people may confuse for traditional foods or beverages which may result in unintentional consumption or overconsumption of CBD. The FDA stated that CBD-containing products in forms that are appealing to children, such as gummies, hard candies and cookies, are especially concerning.
On January 26, 2023, the FDA issued a statement denying three citizen petitions that had asked the agency to conduct rulemaking to allow the marketing of CBD products as dietary supplements, and further stated that a new regulatory pathway would benefit consumers by providing safeguards and oversight to manage and minimize risks related to CBD products. The agency suggested that Congress create a new regulatory pathway that balances individuals' access to CBD products with the necessary oversight to manage risks, adding it is prepared to work with Congress on this matter.
In addition, on December 17, 2020, the Federal Trade Commission ("FTC") announced enforcement proceedings against six companies making deceptive marketing claims related to CBD products. The companies allegedly made a range of scientifically unsupported claims about the products’ ability to treat serious health conditions, such as cancer, heart disease, and Alzheimer’s disease. On March 5, 2021, the FTC approved consent orders against the six companies that prohibit future deceptive conduct, with monetary penalties imposed on five of the six the companies. On July 6, 2021, the FTC announced the approval of a seventh administrative consent order against a CBD company, also for unsupported health claims.
On December 20, 2022 the FTC released a new Health Products Compliance Guidance. The document replaces and expands upon previous guidance focused on substantiating health-related claims for dietary supplements, clarifying that the scope will cover all health-related product advertising.12 The guidance describes in detail the amount and type of evidence needed to substantiate health-related claims, with more emphasis on the fact that the FTC, as a general rule, expects high quality randomized, placebo-controlled human clinical trials. On April 13, 2023, the FTC sent the Company and over five hundred other companies a Notice of Penalty Offense letter.13 The letters are intended to put advertisers on notice that they should avoid deceiving consumers with advertisements that make unsubstantiated product claims. The letters also focus on the competent and reliable scientific evidence standard in the recently issued Health Products Compliance Guide. Importantly, the letters are not warning letters and do not indicate or allege any wrongdoing; rather, the letters are a procedural tool used by the FTC to collect monetary penalties in future actions, whereby the FTC can attempt to argue that a company receiving the letter knowingly violated the law as it was on “notice” of a potential violation. Although this approach is untested and may not be defensible in court, the issuance of the Notice letters may signal the FTC is prepared to more closely scrutinize and potentially demand a higher level of substantiation to support health-related claims than in previous years.
12 FTC, Health Product Compliance Guidance, https://www.ftc.gov/system/files/ftc_gov/pdf/Health-Products-Compliance-Guidance.pdf.
13 FTC, Penalty Offenses Concerning Substantiation, https://www.ftc.gov/enforcement/notices-penalty-offenses/penalty-offenses-concerning-substantiation.

DEA IFR
On August 21, 2020, the DEA issued an interim final rule (the “DEA IFR”) concerning implementation of the 2018 Farm Bill. Even though the 2018 Farm Bill removed Hemp from scheduling under the CSA, the DEA IFR purports to clarify that material that exceeds 0.3% delta-9 THC remains controlled in Schedule I of the CSA. Additionally, the DEA IFR states that the 2018 Farm Bill does not impact the control status of synthetically derived THCs, for which the DEA claims that the amount of delta-9 THC is not a determining factor in whether the material is a controlled substance.
The DEA IFR has caused consternation throughout the Hemp industry because of concerns that it confuses the legality of in-process Hemp extract material that may temporarily and unintentionally exceed 0.3% delta-9 (before returning to or below 0.3% delta-9 THC in finished form). However, DEA spokesperson Sean Mitchell has indicated that the DEA is aware of the Hemp industry’s policy concerns and “has higher enforcement priorities, such as opioids and methamphetamine.” Moreover, more than 3,300 public comments were submitted in response to the interim rule, so it is possible that the DEA IFR will be modified and improved before becoming a final rule. Many of the comments, which were submitted by stakeholders and industry groups make clear that the DEA IFR is inconsistent with the 2018 Farm Bill and would create serious challenges for the hemp products industry. Further, in the Consolidated Appropriations Act, 2021, Congress included report language that directed the USDA to develop regulations to protect the transportation, sale, and storage of in-process Hemp extract. There is also a chance that the DEA IFR will be invalidated in its entirety. It is currently the subject of at least one federal lawsuit, which could result in the DEA IFR being struck down. In the Company’s opinion, the DEA IFR is improper and unconstitutional, and the Company’s products enjoy all of the protections of the 2018 Farm Bill and are not impacted by the DEA IFR.
On February 8, 2022, Representative Congresswoman Chellie Pingree (D-Maine) introduced the Hemp Advancement Act of 2022 to improve the 2018 Farm Bill’s hemp provisions and provide greater clarity and flexibility to hemp growers and processors.14 Specifically, the bill would: (1) raise the allowable THC threshold for hemp and in-process hemp extract to make the rules more workable for growers and processors, while ensuring that final hemp products sold to consumers are not intoxicating through a 0.3% limits of total THCs in products, and (2) remove the requirement that hemp testing occur in DEA-registered laboratories, among other updates to aimed at providing protections for the hemp industry. The bill is expected to be re-introduced in spring 2023, and may also include language aimed at addressing intoxicating hemp-derived cannabinoids.
Congress
On February 4, 2021, Rep. Kurt Schrader (D-OR-5) and Rep. Morgan Griffith (R-VA-9) introduced H.R. 841 for the second time. It would ensure that Hemp-derived CBD, and other non-intoxicating Hemp-derived compounds, could be lawfully marketed as dietary supplements. The bill would require CBD and Hemp extract product manufacturers to comply with the existing regulatory framework for dietary supplements, to help assure that such products are safe, properly labeled, and manufactured in accordance with current Good Manufacturing Practices and other health and safety provisions of the FD&C Act. Passage would also help stabilize the Hemp markets, open up a promising economic opportunity for U.S. agriculture, and fulfill the commitments made to Hemp farmers pursuant to the 2018 Farm Bill. However, the bill failed to win passage prior to the congressional session ending (117th Congress convened on January 3, 2021, and concluded on January 3, 2023). On March 17, 2023, Rep. Griffith and Rep. Angie Craig (D-MN) reintroduced H.R. 841 as H.R. 1629.15 The bill currently has 20 cosponsors and was referred to the House Committee on Energy and Commerce.
On May 19, 2021, Senators Ron Wyden (D-OR), Rand Paul (R-KY) and Jeff Merkley (D-OR) introduced S. 1698, the Hemp Access and Consumer Safety Act. The bill would allow the use of CBD and other hemp-derived ingredients in both dietary supplements and food and beverage products. It also provides FDA with the authority to establish labeling and packaging requirements for supplements and foods that contain hemp, hemp-derived CBD, or other hemp ingredients, and would permit FDA to take additional enforcement action against supplements that do not meet the FD&C Act’s definition of “dietary supplement.” S. 1698 was referred to the Senate Committee on
14 See https://pingree.house.gov/news/documentsingle.aspx?DocumentID=3970.
15 H.R. 1629, 118th Congress (2023-2024), https://www.congress.gov/bill/118th-congress/house-bill/1629.

Health, Education, Labor, and Pensions. However, the bill failed to win passage prior to the congressional session ending. This legislation is also expected to be reintroduced in the 118th Congress.
In addition, on July 21, 2021, Senator Cory Booker (D-NJ) introduced S.4591the “Cannabis Administration and Opportunity Act” (CAOA). The bill removes marijuana from Schedule I of the Controlled Substances Act and establishes a federal regulatory framework for adult-use Cannabis products. “Hemp” as defined by the 2018 Farm Bill would be excluded from the bill’s definition of “cannabis.” However, the CAOA also contains provisions to regulate hemp-derived CBD as a dietary supplement, provided certain requirements are met. Among other things, the language would: require submission of NDI notifications for supplements that contain CBD; authorize FDA to set a recommended daily serving limit for CBD and labeling/packaging requirements for CBD-containing supplements, both of which may be established through an interim final rule instead of traditional notice-and-comment procedures. The legislation also provides FDA with additional enforcement authority for dietary supplements, which the agency believes is necessary to address issues such as synthetic CBD. S.4591 was referred to the Senate Committee on Finance; however, the bill failed to win passage prior to the congressional session ending
On November 15, 2021, Congresswoman Nancy Mace (R-SC) introduced the H.R. 5977, the “States Reform Act,” another comprehensive cannabis reform bill seeking to legalize and regulate marijuana at the federal level. The States Reform Act would deem cannabis and industrial hemp as having been marketed in the United States as dietary ingredients before October 15, 1994, and would also deem them generally recognized as safe based on common use in food prior to January 1, 1958. Thus, under the States Reform Act, FDA would be prohibited from applying the dietary supplement and food additive preclusions to cannabis and industrial hemp. H.R. 5977 was referred to the House Subcommittee on Crime, Terrorism, and Homeland Security; however, the bill failed to win passage prior to the congressional session ending
On December 2, 2021, Representative Kathleen Rice (D-NY), plus cosponsors Representatives Morgan Griffith (R-VA), Angie Craig (D-MN), and Dan Crenshaw (R-TX) introduced H.R. 6134, the “CBD Product Safety and Standardization Act of 2021.” This proposal pertains specifically to food and beverages containing CBD, and would allow FDA to regulate CBD in food as it would any other food ingredient. It would also require FDA to establish regulations specifying the maximum amount of hemp-derived CBD a food or beverage may have per serving; labeling and packaging requirements; and conditions of intended use for the product. H.R. 6134 was referred to the House Subcommittee on Health; however, the bill failed to win passage prior to the congressional session ending. On March 17, 2023, Reps. Griffith and Craig reintroduced this bill as H.R. 1628.16 The bill currently has 8 cosponsors and was referred to the House Committee on Energy and Commerce.
Currently, it is unclear whether the CAOA and H.R. 5977 will be reintroduced in the 118th Congress. In addition, timing for legislation that may include a new potential regulatory pathway developed by the FDA is uncertain. While authorizing legislation could be introduced in 2023, the FDA’s development and implementation of a new pathway would likely take several years. As such, it is possible Congress may move forward with H.R. 1628, or similar legislation that would authorize a pathway for Hemp-derived CBD in a more efficient manner, and could permit the use of CBD in dietary supplements and/or food.
State Regulation of Hemp in the United States
At present, the Company sources its Hemp only from proprietary operations and contract suppliers located in Colorado, Kentucky and Oregon that are in compliance with state and federal regulations. However, the Company is aware of variations in certain states’ definition of Hemp as compared with the definition of Hemp in the 2018 Farm Bill, although the majority of states have aligned their definition of Hemp with the federal definition. All Hemp produced and sold by the Company constitutes Hemp under the 2018 Farm Bill and under the laws of the states in which it produces and sells such Hemp.
Under the 2018 Farm Bill, states retain significant discretion and authority to adopt their own regulatory regimes governing hemp production. As a result, regulation of Hemp and the products derived therefrom will likely continue to vary on a state-by-state basis even though the 2018 Farm Bill has been fully implemented. In addition,
16 H.R. 1628, 118th Congress (2023-2024), https://www.congress.gov/bill/118th-congress/house-bill/1628.

states take varying approaches to regulating the production and sale of hemp-derived CBD. While some states explicitly authorize and regulate the sale of hemp-derived CBD products, or otherwise provide legal protection for authorized individuals to engage in commercial hemp activities, other states maintain outdated drug laws that do not distinguish between marijuana, hemp and/or hemp-derived CBD, resulting in hemp being classified as a controlled substance under state law (Idaho and District of Columbia). Additionally, a number of states prohibit the sale of ingestible CBD products based on FDA’s position that, pursuant to the FD&C Act, it is unlawful to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products as, or in, dietary supplements, regardless of whether the substances are hemp-derived. Since the Company’s products are specifically excepted from the CSA by the 2018 Farm Bill’s definition of Hemp, it is the Company’s position that such state laws would specifically except them as well.
The treatment of the legality of Hemp-derived CBD products by state and local law enforcement authorities is broadly disparate. These products have been sold at retail and online in all fifty states for many years, and law enforcement actions have been limited and, in some cases, discontinued after initial enforcement actions.
Accordingly, the sale of CBD at the retail level in some U.S. states remains a gray and evolving area of the law. An increasing number of states – including California, Hawaii, Florida, Kentucky, Iowa, Texas, Utah, Virginia, and West Virginia – have passed legislation that explicitly permit the sale of CBD. Several of these states also place additional requirements on the sale of CBD products such as specific testing, labeling, or registration of products. Recently, states including Minnesota, Oregon, Utah, and Virginia have enacted milligram limits on the amount of THC in Hemp-derived products and have prohibited the sale of products containing THC to those under 21. Several states are currently considering legislation imposing similar restrictions. The Company has chosen to sell its products in all fifty states, understanding that there is a risk of state or local law enforcement or regulatory action, and that state-specific requirements may vary significantly. Moreover, the Company has limited access to information regarding or control over which states its products may transit through between production and sale.
Colorado is the only jurisdiction in which the Company directly cultivates Hemp. The Company has obtained the following licenses issued by the Colorado Department of Agriculture: (i) Hemp Registration issued April 1, 2022for 3,000 sq. ft. of indoor space; (ii) Hemp Registration issued March 23, 2022 for 10 acres of outdoor cultivation. The foregoing licenses are in respect of cultivation only as a license from the state of Colorado is not required for the subsequent sale of its products.
The Company’s cultivation division has increased its focus on research, while continuing operations in Colorado, Oregon and Kentucky, to further its competitive advantage in optimizing regional genetics and developing the Company’s scalable drying and harvesting systems.
The varying regulations with respect to the treatment of Hemp from state to state continue to evolve. The regulations of the particular states most impactful to the Company’s business are described below.
Colorado
The bulk of the Company’s operations are based in Colorado as a result of the state’s legalization of Hemp and mature regulatory program.
Passed in 2012, Amendment 64 to the Colorado Constitution directed the General Assembly to enact legislation governing the cultivation, processing and sale of Hemp by July 1, 2014.17 In 2013, responsibility for establishing regulations pertaining to the cultivation of Hemp, including registration and inspection, was delegated to the Colorado Department of Agriculture ("CDA").18 The CDA adopted rules and regulations that set forth requirements for registration, inspection, and testing.19 Registration requirements include but are not limited to: disclosing the name and address of the entity that will hold the registration, and the name of each officer, director, member, partner or owner of at least 10% of the entity and any other person who has managing or controlling authority over the entity; providing the CDA with GPS coordinates and a map of the land area where the Hemp will be cultivated; listing the intended use of
17 Colo. Const. art. XVIII, § 16.
18 8 CCR 1203-23.
19 Id.

harvested Hemp materials; and payment of a non-refundable fee.20 All registrants are subject to routine inspection and sampling by the CDA to verify that the THC concentration of the plants being cultivated does not exceed 0.3% on a dry weight basis, and to ensure registrants are complying with applicable reporting requirements.21 Reporting requirements include a pre-planting report detailing the varieties to be planted, a planting report specifying the exact land areas where planting occurred, and a harvest report documenting the size of the harvest and the anticipated harvest date.22
After the passage of the 2014 Farm Bill, the Colorado legislature passed the Colorado Industrial Hemp Regulatory Program Act establishing the Colorado Industrial Hemp Regulatory Program.23 The Colorado Industrial Hemp Regulatory Program Act expressly authorizes two distinct categories of hemp cultivation registration to be issued and administered by the CDA: (i) R&D; and (ii) commercial. “Research and Development” is defined as the “cultivation of Hemp by an institution of higher education or other entity approved by the [CDA] for purposes of agricultural or academic research in the development of growing Hemp.”24 In comparison, “Commercial” is defined as “the growth of Hemp, for any purpose including engaging in commerce, market development and market research, by any person or legal entity other than an institution of higher education or under the pilot program administered by the [CDA] for purposes of agricultural or academic research in the development of growing Hemp.”25
The Company believes that cultivation registrations for R&D purposes that operate in compliance with CDA rules and regulations comply with the conditions of the 2014 Farm Bill and the 2018 Farm Bill, and cultivation registrations for commercial purposes operating in compliance with CDA rules and regulations comply with the 2014 Farm Bill and the 2018 Farm Bill.
Finally, on May 30, 2018, the governor of Colorado signed House Bill 18-1295 into law. This legislation modified the Colorado Food and Drug Act to establish that food, cosmetics, drugs, and devices, as those terms are defined in the act, are not adulterated or misbranded by virtue of containing Hemp. This law codified a policy established in 2017 by the Colorado Department of Public Health and Environment ("CDPHE") that allowed for the production and sale of food products containing Hemp, so long as certain express conditions were satisfied. Under applicable legislation, food products containing Hemp must be produced by a wholesale food manufacturing facility that has registered with the CDPHE, and the finished product must contain a delta-9 THC concentration of no more than three-tenths of one percent (0.3%).
Following the implementation of the 2018 Farm Bill through the USDA FR, Colorado continued to operate its 2014 Farm Bill pilot program in 2021. On August 10, 2021, the USDA approved CDA’s State Hemp Management Plan, which became effective January 1, 2022. In addition, in February 2021 CDPHE adopted revised regulations concerning Hemp products, effective April 14, 2021, that establish new manufacturing, testing, and labeling requirements for Hemp products.
In 2022, Colorado governor signed into law SB 22-205, which authorized the promulgation of rules to prohibit the sale of Hemp-derived products containing chemically modified, converted, or synthetically-derived intoxicating THC isomers, and created a task force to study intoxicating Hemp and make legislative and rule recommendations. On January 3, 2023, the SB 22-205 Task Force issued a Final Report that includes the following key recommendations: (1) creating categories of non-intoxicating cannabinoids, potentially intoxicating compounds, and potentially intoxicating cannabinoids; (2) initial hemp product limits of no more than 2.5 mg THC per serving and a ratio of CBD to THC of 15:1 (no container limits), which do not apply to a products that comply with the proposed definition of “broad spectrum” (under 0.01% THC), and/or exclusively contain one or more non-intoxicating compounds (e.g., CBD, CBG, or CBN isolate); (3) CBN limit of no more than 25 mg/serving; (4) an approval process and labeling to identify synthetic or synthesized cannabinoids; and (5) a manufacturing “safe harbor” for
20 Id.
21 Id.
22 Id.
23 See C.R.S. §§35-61-101, et seq.
24 8 CCR §1203-23(1.28).
25 8 CCR §1203-23(1.5).

finished hemp products that are prohibited in Colorado but may legally be sold in another state.26 To allow time for businesses to comply, the Task Force recommends that any THC limits and approval processes have an effective date of January 1, 2024, and requirements imposed via rulemaking have an effective date of July 1, 2024.
On April 6, 2023, SB23-271 was introduced and reflects many of the Task Force recommendations, including the 2.5 mg per serving THC limit and CBD to THC ratio greater than or equal to 15:1. Amendments have been passed in committee in the Senate to lower the THC limit to 1 ¾ milligram per serving; restrict the size of tinctures to 4 fluid ounces and require such products to contain at least 25% alcohol or a base of glycerin, plant-based oil, or concentrated syrup; and, require the promulgation of rules imposing testing and labeling requirements that are a imposed on marijuana products.27 However, amendments passed in committee are not incorporated into the bill unless adopted by the full House or Senate.
Kentucky
Kentucky established a robust agricultural pilot program in 2013,28 which it expanded in 2017. Program participants may grow, cultivate, handle, process or market Hemp and Hemp products. The Kentucky Department of Agriculture has promulgated regulations29 and issued a policy guide for the program, both of which have served as models for newer Hemp regimes in other states.
Kentucky adopts the definition of “Hemp”30 set forth under the 2018 Farm Bill. Kentucky’s definition of marijuana31 excludes lawful Hemp and Hemp products.
Kentucky’s definition of marijuana specifically exempts Hemp products that do not contain any living plants, viable seeds, leaf materials or floral materials, as well as CBD products derived from hemp.32
Following the implementation of the 2018 Farm Bill through the USDA FR, Kentucky continued to operate its 2014 Farm Bill pilot program in 2021. Kentucky’s State Plan was submitted to FDA on September 15, 2021. The State Plan has been approved by USDA and became effective January 1, 2022.
While the Company itself is not a program participant, it does take steps to ensure that the Kentucky-based suppliers with which it contracts are participants in the Kentucky agricultural pilot program, including requiring suppliers to represent and warrant their compliance with Kentucky law in writing and obtaining a copy of the applicable License issued to such supplier.
Oregon
Oregon’s Hemp laws are also evolving. Hemp extracts and CBD are referred to or defined in Oregon’s Hemp statutes and the state’s hemp regulations,33 pursuant to which an “industrial hemp commodities or product” includes CBD and other compounds derived from hemp.34 Further, all cannabinoid products from hemp must be tested for their THC and CBD content and microbiological contaminants.35 Only a grower registered with Oregon Department of Agriculture (the “ODA”) may produce Hemp, and only a handler registered with the ODA may process Hemp. A separate registration is required to handle Hemp seed. There are further restrictions on who a Hemp registrant can sell to36 and the Company’s packaged goods must comply with Oregon’s THC, CBD and microbiological testing requirements. In addition, Oregon restricts the sale of Hemp products with 0.5 milligrams or more total THC per package to those age 21 and older.
26 SB22-205 Task Force, https://sbg.colorado.gov/med/205-Task-Force.
27 SB23-271 (as amended), https://leg.colorado.gov/sites/default/files/documents/2023A/bills/2023a_271_s_fin_01.pdf.
28 Ky. Rev. Stat. §§ 260.850-.869.
29 302 Ky. Admin. Regs. 50:010-080.
30 Ky. Rev. Stat. § 260.850(5)
31 Ky. Rev. Stat. § 218A.010(28)
32 Ky. Rev. Stat. § 218A.010(28)(b), (e)-(g).
33 See Oregon Revised Statutes § 571.260 et seq.; Oregon Administrative Rules § 603-048-0010 et seq.
34 OAR § 603-048-0010 (24)(a).
35 Id. at § 603-048-2320, 603-048-2340.
36 OAR § 603-048-0100(4).

Following the implementation of the 2018 Farm Bill through the USDA FR, Oregon continued to operate its 2014 Farm Bill pilot program in 2021. On October 1, 2021, the ODA submitted a draft hemp plan to USDA for approval, and the plan was approved on January 6, 2022.
While the Company itself is not registered in Oregon, it does take steps to ensure the Oregon-based suppliers with which it contracts are appropriately registered with the ODA, including requiring suppliers to represent and warrant such compliance in writing and obtaining a copy of the applicable License issued to such supplier.
FDA Regulation
The governing food and drug law in the United States is the FD&C Act. One purpose of the FD&C Act is to forbid the movement in interstate commerce of adulterated and misbranded food, drugs, devices and cosmetics.37 The FDA is responsible for protecting the public health by ensuring the safety, efficacy, and security of human and veterinary drugs, biological products, and medical devices; and by ensuring the safety of the nation's food supply, cosmetics, and products that emit radiation.38 The FD&C Act prohibits the use in a food or dietary supplement of an ingredient that has already been approved as a new drug, or an article authorized for investigation as a new drug for which substantial clinical investigations have been instituted and made public. To date, the FDA has approved one product containing CBD as a drug, and continues to take the position that CBD cannot be marketed as a dietary supplement or added to food because a product containing CBD was approved as a drug and substantial clinical trials studying CBD as a new drug were made public prior to the marketing of any food or dietary supplements containing CBD, and therefore dietary supplements or food are precluded from containing this ingredient. While the Company disagrees with the FDA's position, this creates additional barriers to selling certain CBD and CBD-based products in the U.S.
Notably, the FDA does not impose the same restrictions on the use of CBD in cosmetic products. The agency states on its website that “[c]ertain cosmetic ingredients are prohibited or restricted by regulation, but currently that is not the case for any cannabis or cannabis-derived ingredients.”39 However the FDA further notes that such products must comply with all applicable legal requirements including the adulteration and misbranding provisions of the FD&C Act specific to cosmetic products.
The Dietary Supplement Health and Education Act (the “DSHEA”), an amendment to the federal FD&C Act, established a framework governing the composition, safety, labeling, manufacturing, and marketing of dietary supplements in the United States. Generally, under DSHEA, dietary ingredients marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e. dietary ingredients “not marketed in the United States before October 15, 1994”) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” and is not “chemically altered.” Any NDI notification must provide the FDA with evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient ”will reasonably be expected to be safe.”40
As noted above, the FDA has taken the position that CBD cannot be marketed as a dietary supplement because it has been the subject of investigation as a new drug (referred to as “IND Preclusion”). According to the FDA, the submission of the IND for Epidiolex and Sativex by Greenwich Biosciences, the U.S. subsidiary of London-based GW Pharmaceuticals, preceded the sales and marketing of CBD as a dietary supplement. Excluded from the DSHEA definition of a dietary supplement is: “an article authorized for investigation as a new drug, antibiotic, or biological for which substantial clinical investigations have been instituted and for which the existence of such investigations has been made public, which was not before such approval, certification, licensing, or authorization marketed as a dietary supplement or as a food unless the Secretary, in the Secretary’s discretion, has issued a regulation, after
37 https://www.fda.gov/about-fda/fda-basics/how-did-federal-food-drug-and-cosmetic-act-come-about.
38 U.S. Food and Drug Administration, Mission Statement: https://www.fda.gov/about-fda/what-we-do.
39 U.S. Food and Drug Administration, “FDA Regulation of Cannabis and Cannabis-Derived Products, Including Cannabidiol (CBD), Questions and Answers,” https://www.fda.gov/news-events/public-health-focus/fda-regulation-cannabis-and-cannabis-derived-products-including-cannabidiol-cbd#qandas.
40 21 U.S. Code § 350b(a)(2).

notice and comment, finding that the article would be lawful under this Act.”41 It is the FDA’s interpretation of the IND Preclusion that the preclusion date is the date in which it authorized the drug for investigation; however, the Company believes there are significant arguments against this position in that all conditions of the statute must be met before the IND Preclusion applies, including (1) authorization for investigation as a new drug; (2) substantial clinical investigations must be instituted; (3) such substantial investigations must be made public; and (4) all of the above must occur prior to the marketing of the article as a food or dietary supplement.
On July 23, 2021 the Company was advised by the FDA of its objection to a New Dietary Ingredient Notification (“NDIN”) submitted by the Company earlier in 2021. The FD&C Act requires that manufacturers who wish to market dietary supplements that contain NDIs notify the FDA with their basis for concluding that a dietary supplement containing the NDI will reasonably be expected to be safe. The Company’s submission was objected to on the basis that its CBD containing a full spectrum hemp extract does not meet the definition of a dietary supplement due to the IND Preclusion and insufficient safety data. The Company does not agree with a number of conclusions reached by the FDA, in particular with respect to their analysis of safety data provided. While the objection has not impacted the Company’s existing business, the Company will continue to engage with the FDA and lawmakers with the objective of securing a favorable ruling and/or facilitating the promulgation of definitive legislation establishing an appropriate regulatory environment to protect consumers and to establish guidance for manufacturers.
The CBD CLINIC, CBDMEDIC, and HARMONY HEMP brands include products that are OTC drug products regulated by the FDA. To legally market an OTC drug product, the FD&C Act and FDA regulations promulgated under its authority require FDA approval of a New Drug Application (“NDA”) that includes substantial evidence of effectiveness based on adequate and well-controlled studies, or an Abbreviated New Drug Application (“ANDA”). Alternatively, an OTC drug product may be marketed without an FDA approved NDA or ANDA if the drug product is manufactured in compliance with an OTC drug regulation, referred to as a monograph, which has been established for that therapeutic class of drug. The OTC drug monographs identify permissible active ingredients, labeling, and claims. OTC monographs generally do not specify inactive ingredients that may be used in the manufacture of OTC drugs. OTC drugs marketed in compliance with a final monograph are generally recognized and safe and effective, and are exempt from premarket approval requirements.
The FDA has also issued “tentative final monographs,” which are proposed rules or administrative orders that, when finalized, will become final monographs. The FDA allows drugs that comply with the tentative final monograph to be marketed under its enforcement discretion policy. Once the monograph is finalized for that therapeutic class of drug, marketing must then conform to the final monograph, or the OTC drug products will be considered adulterated or misbranded under the FD&C Act and marketing will be prohibited.
The active ingredients in the Company’s products offered under CBD CLINIC, CBDMEDIC, and HARMONY HEMP brands (lidocaine, menthol and camphor) are currently covered by an OTC tentative final monograph for external analgesic drug products, which was published in the Federal Register on February 8, 1983 (48 FR 5852). The tentative final monograph does not specify what inactive ingredients may be used in the manufacture of such analgesics. This tentative final monograph is part of the FDA’s ongoing review of OTC drug products.
Inactive ingredients do not require individual approval by the FDA. The FDA evaluates an inactive ingredient within the context of an NDA. After approval of the NDA, the FDA will list the inactive ingredients in the approved drug product in the FDA’s Inactive Ingredient Database. Based on the listings in this Database, the FDA has not approved an NDA for a new drug containing CBD as an inactive ingredient. FDA does not list OTC inactive ingredients in the Inactive Ingredient Database for OTC drug products manufactured and marketed in accordance with an OTC monograph. It is the drug manufacturer’s responsibility to ensure the suitability and safety of the inactive ingredients in its OTC monographed drug products.
There is inherent risk in marketing an OTC product containing CBD as an active or inactive ingredient, or a dietary supplement containing CBD due to IND Preclusion based on the drug approval awarded to Epidiolex and the FDA’s existing guidance on the introduction of CBD in the food supply and marketing hemp as a dietary supplement. FDA policies and regulations may change from time to time, requiring formulation, packaging, or
41 21 U.S. Code § 321(ff)(3)(B).

labeling changes or requiring the submission of an NDA for a drug product containing any amount of CBD. Although some states have passed laws that permit certain CBD products despite contrary federal laws, such state laws may also change. The Company cannot predict whether new federal or state regulations or legislation affecting the use of CBD in OTC drug products or any of the activities of the Company will be enacted or what effect any regulation or legislation would have on the Company’s business.
On March 22, 2021, the FDA issued a news release announcing the issuance of warning letters to two companies for selling OTC products labeled as containing CBD, alleging that the products are illegally marketed unapproved drugs.42 Similar warning letters were issued to CBD companies in 2021 and 2022. The letters explain that, because CBD has known pharmacological effects on humans, with demonstrated risks, it cannot be legally marketed as an inactive ingredient in OTC drug products that are not reviewed and approved by the FDA. In the letters, the FDA also alleged the products are misbranded due to the prominent featuring of CBD on the labeling, which the Agency stated is misleading because it presents the CBD inactive ingredients “in a manner that creates an impression of value greater than their true functional role in the formulation.”43
The CBD CLINIC and CBDMEDIC products are manufactured by a third-party manufacturer, Aidance, in an FDA-registered facility which complies with cGMP requirements. The CBD CLINIC and CBDMEDIC products are manufactured under the Aidance Manufacturing and Services Agreement and are marketed in compliance with an OTC tentative final monograph for external analgesic drug products as described above. As such, the Company takes the position that these products are exempt from the requirements for an NDA or ANDA pre-market approval. Aidance, as the manufacturer, has registered its facility as a drug establishment and Aidance and Company have submitted to FDA for National Drug Code (“NDC”) numbers for the OTC drug products. The Company currently has approximately 40 products that have been issued an FDA NDC number. There is no assurance that the position taken by the Company that its products are exempt from the requirements for an NDA or ANDA pre-market approval will not, in the future, be challenged by the FDA, which could result in material adverse effects to the Company and its business.
The FD&C Act provides that a substance added to food is unsafe unless the substance is GRAS ("Generally Recognized as Safe"). The FDA has not recognized CBD as GRAS for human consumption, although certain hemp seed derivatives may be considered GRAS.44,45 Further research is needed to determine if other cannabinoids would be considered GRAS or what steps would be necessary for them to be recognized as GRAS. In the meantime, stakeholders including the Company are collecting data to pursue a GRAS determination for CBD, as the FDA has indicated it cannot conclude that CBD is GRAS due to the current lack of information to support this determination. As discussed below on March 6, 2020, the Company achieved self-affirmed GRAS status for its hemp extract, adding to the current body of scientific literature on the safe use of CBD. Enforcement of this prohibition on the use of CBD in food has been generally limited to products making unlawful drug or disease claims, with the FDA also asserting its position that CBD is not a permissible food or dietary supplement ingredient. The Company’s products containing CBD derived from Hemp are not marketed or sold using claims that the products are intended to diagnose, mitigate, treat, cure, or prevent disease in violation of the FD&C Act.
Since the passage of the 2018 Farm Bill, FDA released multiple statements concerning its efforts to review the safety of CBD to help determine whether to allow the marketing of CBD as a dietary supplement. For example on March 5, 2020, former FDA Commissioner Dr. Stephen M. Hahn issued a statement on the FDA’s work related to CBD products. The statement described the FDA's steps to solicit additional public feedback, data, and research on the science, safety, and quality of CBD products, including opening the public docket so that FDA can obtain additional scientific data on CBD.
Based on FDA’s prior guidance and statements, that topical cosmetic products are not currently subject to the same regulatory scrutiny as ingestible products that contain CBD. For instance, while FDA notes that topical
42 U.S. Food and Drug Administration, “FDA Warns Companies Illegally Selling Over-the-Counter CBD Products for Pain Relief,” https://www.fda.gov/news-events/press-announcements/fda-warns-companies-illegally-selling-over-counter-cbd-products-pain-relief.
43 See 21 CFR 201.10(c)(4), Drugs; statement of ingredients.
44 21 USC § 348(a)(3). DEA has allowed 3 GRAS notifications for hemp seed: https://www.fda.gov/food/cfsan-constituent-updates/fda-responds-three-gras-notices-hemp-seed-derived-ingredients-use-human-food.
45 21 CFR § 1308.35 (a)(2). The DEA’s final rule on legal hemp materials and products specifically excludes materials used for human consumption.

products must comply with all applicable legal requirements including the adulteration and misbranding provisions of the FD&C Act specific to cosmetic products, FDA’s website states that “[c]ertain cosmetic ingredients are prohibited or restricted by regulation, but currently that is not the case for any cannabis or cannabis-derived ingredients.” Additionally, former Commissioner Hahn had positively suggested that the effects of CBD may differ depending on the route of administration.
A congressionally mandated report from FDA on CBD was also submitted to Congress on March 5, 2020. On the issue of topical products, the report states that “[c]osmetic ingredients do not generally require premarket approval (with the exception that most color additives do require premarket approval)” and that “it is possible that some individual products containing CBD fall outside of FDA’s jurisdiction.” In addition, the report confirmed that the FDA was actively considering pathways to allow the marketing of CBD as a dietary supplement such as through a notice-and-comment rule making or interim risk-based enforcement policies. The report signals the FDA’s continued interest in certain aspects of CBD, including effects from sustained use, effects from different methods of exposure, and effects on the developing brain and on the unborn child and breastfed newborn and its interest in developing an appropriate regulatory pathway for CBD products. The report also acknowledges that the FDA is receiving inquiries about whether “full spectrum” and “broad spectrum” Hemp products can currently be marketed and sold as dietary supplements, but the FDA has not yet answered the question conclusively. At this time, former Commissioner Hahn had publicly stated that it would be a “fool’s game” for the FDA to pull CBD products from the market entirely, as their use is already widespread.
In January 2021, the FDA issued an update entitled “Better Data for a Better Understanding of the Use and Safety Profile of Cannabidiol (CBD) Products.” In the statement, the FDA acknowledged the rapid increase and interest in the availability of CBD and other products derived from Cannabis, and called for “real-world data” on the use and safety of CBD. The call acknowledged the FDA’s current gaps in understanding of the safety profile of CBD, which may be addressed through obtaining real-world data and a robust evidentiary foundation to inform public health decisions regarding CBD. The FDA further noted that it is continuing to “evaluate the regulatory frameworks that apply to certain Cannabis-derived products that are intended for non-drug uses, including whether any new FDA regulations may be warranted.” On October 16, 2021, the FDA published a “Cannabis-Derived Products Data Acceleration Plan,” a portfolio of pilot initiatives and partnerships seeking to gather real time information from novel data sources about potential safety problems or adverse events associated with cannabis-derived products, including CBD products, and information about general patterns of product use and emerging trends.
On January 26, 2023, the FDA issued a statement denying three citizen petitions that had asked the agency to conduct rulemaking to allow the marketing of CBD products as dietary supplements, and further stated that a new regulatory pathway would benefit consumers by providing safeguards and oversight to manage and minimize risks related to CBD products. The agency suggested that Congress create a new regulatory pathway that balances individuals' access to CBD products with the necessary oversight to manage risks, adding it is prepared to work with Congress on this matter. FDA also noted that it “will continue to take action against CBD and other cannabis-derived products to protect the public, in coordination with state regulatory partners, when appropriate” and “will remain diligent in monitoring the marketplace, identifying products that pose risks and acting within our authorities.” Based on this statement, a significant shift in the enforcement landscape is not expected.
Despite the position taken by the FDA that there is no evidence of CBD being marketed as a food or dietary supplement prior to drug trials being commenced and made public, the Company believes there is substantial uncertainty and different interpretations among state and federal regulatory agencies, legislators, academics and businesses as to whether cannabinoids including CBD were present in the food supply and marketed prior to October 15, 1994 or whether such inclusion of cannabinoids is otherwise permitted by the FDA as dietary ingredients. As a result, the Company believes the federal legality regarding the distribution and sale of hemp-based products intended for human consumption must be considered on a case-by-case basis and that the uncertainties cannot be resolved without further federal legislation, regulation or a definitive judicial interpretation of existing legislation and rules. However, if the FDA were to enforce the IND Preclusion based on its interpretation of the legislation, this would have a materially adverse effect upon the Company and its business. Currently it is unclear whether Congress will move forward with legislation to permit the use of CBD in dietary supplements, given FDA’s January 2023 determination that existing regulatory frameworks are not appropriate for CBD. Continued delays in the development of a regulatory pathway for CBD may have a materially adverse effect upon the Company and its business.
Future Uncertainty of Legal Status
There remain a number of considerations and uncertainties regarding the cultivation, sourcing, production and distribution of Hemp and products containing hemp derivatives. Applicable laws and regulations remain subject to change as there are different interpretations among federal, state and local regulatory agencies, legislators, academics and businesses with respect to the treatment of the importation of derivatives from exempted portions of the Cannabis plant and the scope of operation of 2018 Farm Bill-compliant hemp programs. These different federal, state and local agency interpretations, as discussed above, touch on the regulation of cannabinoids by the FDA and the extent to which imported derivatives, and/or 2018 Farm Bill-compliant cultivators and processors may engage in interstate commerce, whether under federal and/or state law. The uncertainties likely cannot be resolved without further federal and state legislation, regulation or a definitive judicial interpretation of existing legislation and rules.
Materially all of the Company’s assets, liabilities and operations are exposed to U.S. Hemp-related activities.
The Company's Regulatory Compliance Activities in the United States
The Company’s senior management team regularly monitors the development of applicable U.S. laws and the Company engages U.S. legal counsel to facilitate compliance with applicable laws and permits. These compliance-related activities include efforts affecting the following objectives, when and as applicable:
•ensuring all raw materials are sourced in compliance with the 2018 Farm Bill and applicable state and local laws;
•evaluating supply chain partners for quality standards;
•setting and maintaining quality standards through raw material specifications;
•employing qualified quality assurance personnel; and
•ensuring processing activities performed in Colorado comply with CDPHE Guidance, the Colorado Food and Drug Act, and the Colorado Industrial Hemp Regulatory Program Act.
On March 6, 2020, the Company completed its assessment for self-affirmed GRAS status for its hemp extract. The Company made this determination based on composite safety information and an expert panel review as permitted under the FDA’s GRAS regulation.46 According to the GRAS definition,47 experts can generally recognize a substance as safe through either (1) scientific procedures, or (2) experience based on common use before January 1, 1958. The FDA’s GRAS regulation provides a voluntary notification process under which a company may notify the FDA of a conclusion that a substance is GRAS under the conditions of its intended use, or make an independent conclusion of GRAS (“self-affirmed GRAS”), where the conclusion of GRAS status remains with the firm or company rather than being submitted to the Agency for review. The criteria and eligibility for self-affirmed GRAS must fully satisfy the criteria for eligibility of GRAS as if it were being submitted through the notification process. In addition, a company may make a self-affirmation for any ingredient that would also be eligible to go through the GRAS notification process (with some exceptions). The Company achieved this recognition of safety through scientific procedures (i.e., safety and toxicology studies), a comprehensive literature review of CBD, and by publishing the results of its safety studies in accordance with FDA guidelines for GRAS.
Environmental Regulation
The Company’s hemp extract wellness products and cultivation operations are subject to federal, state and local environmental regulations and permitting requirements regarding air emissions, water discharges and the handling and disposal of hazardous wastes, among other matters. Compliance with such regulations and requirements have not had, nor are they expected to have, any direct material effect on the Company’s capital expenditures, earnings or
46 21 C.F.R. 170.30.
47 21 C.F.R. 170.30(e)(i).

competitive position. However, such factors could indirectly affect the Company and its business, operations, vendors or suppliers, or could impact those with whom the Company serves or is served by in the supply chain for the Company’s products. While the Company has no reason to believe the operation of its facilities violates any such regulations or requirements, if such a violation were to occur, or if environmental regulations were to become more stringent in the future, the Company could be adversely affected.
International Regulatory Matters
The Company is currently exploring partnerships for local production, manufacturing and/or distribution in select international markets. Legislative approaches to the regulation of CBD-related products vary country by country, including local regulations with respect to THC content, and continue to evolve. For example, to comply with more restrictive THC content specifications in Europe, products cultivated therein must contain no more than 0.2% THC. In some cases, there may be a disconnect between a foreign country’s import requirements and the United States’ export requirements with respect to Hemp. The Company makes decisions as to international expansion upon completion of a regulatory review and assessment of risk.
International sales activities may require compliance with the THC content limits of the applicable international jurisdictions in which the Company sells its U.S.-manufactured products, as well as applicable local regulations regarding the import and sale in such jurisdictions. The Company periodically reviews changes in applicable U.S. export laws, regulations and departmental practices as well as applicable international laws and adjusts its sales practices accordingly, including the temporary suspension of sales, if necessary. In addition to its regulatory review regarding potential international production, manufacturing and distribution activities, the Company periodically reviews the current compliance procedures implemented by its mail-order/online distributors. International sales only take place in a country once the applicable review of current regulatory regimes and a risk assessment is complete and appropriate compliance procedures have been implemented or updated.
The Company has sold its products in United Kingdom, Canada, and to other jurisdictions through third-party distributors who take delivery in bulk and manage individual orders. Each of these countries regulates the import of Cannabis-derived products and requires some form of importation license, permit or other documentation for products. The exact nature of the importation documentation varies from country to country, and is affected by various factors, including the level of THC content and the intended use of the product. For example, in certain international jurisdictions, CBD products may be regulated as a dietary supplement and subject to local packaging and labelling requirements, whereas in certain jurisdictions a prescription from a licensed medical practitioner is required.
In the event it is determined that sales or distributions were conducted in contravention of a local law or regulation, the Company may be subject to penalties imposed by the applicable jurisdiction. To the knowledge of the Company, it has not breached any substantive foreign law. However, were there such a breach, the Company does not believe such non-compliance would have a material adverse effect on the Company given the limited amount of sales, the fact that all sales were conducted by recognized local distributors for whom the Company’s products typically represented a small portion of total sales of hemp-products in the jurisdiction and the lack of notice of regulatory non-compliance to date. See “Risk Factors – Risks Relating to the Regulatory Environment – The Company is subject to regulations that could impact its ability to sell its product internationally.”
Canada
Canada’s legal cannabis framework falls under the Cannabis Act (“Cannabis Act”) and associated regulations. Under the Cannabis Act, Health Canada is the body which ultimately oversees the regulation of cannabis, for both recreational and medical use. In addition to setting the rules for the licensed producers around cultivation, processing, sale, packaging, advertising and on, the Cannabis Act and its regulations also set the baseline for individuals rights and restrictions with respect to Cannabis. The Industrial Hemp Regulations (the “Regulations”) fall under the Cannabis Act and govern industrial hemp, meaning a cannabis plant, or any part thereof, in which the concentration of THC is 0.3% water weight or less in the flowering heads and leaves. Under the Regulations, licensed holders may conduct activities such as the sale, import or export of seed or grain, cultivate, possess for leaning or processing or obtain by growing, industrial hemp, as licensed. Licensed holders must also hold an import and export permit for each shipment that is imported and may not import or export in bulk.
The Company has sought and obtained registration on Health Canada’s List of Approved Cultivars (“LOAC”) for two of its early maturing hemp varieties – named “Duchess” and “Ambassador.” These strains were developed for cultivation in shorter northern climate growing seasons, and are among the first cultivars on the LOAC that are early flowering and early maturing for outdoor cultivation and harvesting within the shorter Canadian growing season. Once on the LOAC, a license holder may cultivate the approved cultivars for commercial cultivation for that growing season. The approved cultivars include the Company’s original “CW1AS1” U.S. patented genetics, which allows licensors to cultivate Charlotte’s Web’s leading CBD wellness cultivars in Canada.
Additional Information
The Company’s head office is located at 700 Tech Court, Louisville, Colorado, United States 80027 and its registered and records office is located at 2800 Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2Z7. The Company’s website address is www.charlottesweb.com. The information provided on the Charlotte’s Web website is not part of this or any other report we file with or furnish to the SEC.

THE OFFERING
Securities offered by the Selling Shareholders	6,119,121 Common Shares
Common Shares Outstanding	152,441,782 Common Shares outstanding as of May 3, 2023 (which include the Common Shares offered by the Selling Shareholders)
Use of Proceeds	All of the Common Shares offered by the selling shareholder pursuant to this prospectus will be sold by the selling shareholder for its own account. We will not receive any proceeds from the offer and sale of Common Shares by the selling shareholder pursuant to this prospectus.
Risk Factors
Investing in our Common Shares is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section on page 47 before deciding to invest in our securities

Trading Symbol	Our Common Shares are publicly listed on the TSX under the symbol “CWEB” and quoted on the OTCQX® under the symbol "CWBHF"

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
All statements in this prospectus that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “project,” “forecast,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “seeks,” “scheduled,” or “will,” and similar expressions are intended to identify forward-looking statements. These statements relate to future periods, future events or our future operating or financial plans or performance, are made on the basis of management’s current views and assumptions with respect to future events, including management’s current views regarding the likely impacts of economic disruptions from continuing supply chain constraints and record inflation and the conflict in Ukraine. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us, particularly those associated with the ongoing COVID-19 pandemic and the conflict in Ukraine, which have had wide-ranging and continually evolving effects. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:
•The regulatory environment surrounding Hemp is uncertain, varies among jurisdictions, and is subject to change.
•The future of Hemp regulation at the Federal level is unclear.
•The Company’s products are subject to numerous and diverse regulatory requirements which may restrict the Company’s ability to sell its product, and regulatory compliance costs may affect the Company’s business and financial results.
•Compliance with changes in legal, regulatory and industry standards may adversely affect the Company’s business.
•The Company is subject to regulations that could impact its ability to sell its product internationally.
•Entry into international markets diverts management attention and requires financial resources that could be spent elsewhere and poses increased costs due to numerous banking, compliance, financial, legal, market, and reputational issues.
•The designation of cannabinoids as a New Dietary Ingredient (NDI) or as an impermissible adulterant are uncertain.
•The FDA Interpretation of IND Preclusion could be disruptive to the Company’s ability to sell its products.
•FDA enforcement against the unlawful sale and marketing of CBD products under the FD&C Act could target the Company and adversely impact the Company’s business and financial position.
•The FTC may take enforcement actions against companies selling CBD products, including the Company.
•The DEA Interpretation of the 2018 Farm Bill could cause the DEA to take enforcement action against the Company’s intermediate Hemp products.
•Any inability to obtain required regulatory approval and permits could limit the Company’s ability to conduct its business.
•The Company is subject to environmental, health and safety laws, compliance with such laws may be costly, and any failure to comply with such laws could negatively impact the Company’s results of operations or financial position.

•Regulatory uncertainty with respect to anti-money laundering laws and regulations impact on the CBD and marijuana-related businesses, if revised or resolved unfavorably to the Company’s interests, may have an adverse effect on the Company’s business.
•The Company could be adversely affected by violations of the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act and other similar anti-bribery laws.
•As a marijuana/Cannabis related business, the Company may have difficulty accessing banking services due to the illegality of marijuana under federal law.
•The Company may have difficulty accessing public and private capital and banking services, which could negatively impact its ability to finance its operations.
•The Company could be liable for fraudulent or illegal activity by its employees, contractors and consultants resulting in significant financial losses to claims against the Company.
•The Company faces security risks related to its physical facilities.
•The Company depends on the success of the Company’s products, and the Company’s products may not achieve market acceptance.
•There is no assurance that the Company’s cash flows, and debt or other financing will be sufficient to fund the Company’s operations.
•The Company’s products have a limited shelf life and product inventory may reach its expiration prior to sale.
•The Company’s quality control systems may not prove successful.
•Reliance on the Stanley Brothers brand could have negative consequences.
•The Company depends on various third parties for the supply, manufacture, and testing of the Company’s products. No assurance can be given that these relationships will continue on favorable terms, or at all.
•The Company’s manufacturers and suppliers must meet cGMP requirements and failure on their part to do so could have adverse consequences for the Company.
•The Company’s manufacturers and suppliers must remain in compliance with the Hemp production and manufacturing laws of the states in which they operate.
•If product liability claims are brought against the Company, it could incur substantial liabilities.
•The Company's operations and industry may be subject to reputational risk.
•The Company is dependent upon agricultural production of hemp for the Company's operations, which are subject to seasonal and weather-related risks.
•There may be adverse consequences to the Company's end users should they test positive for trace amounts of THC attributed to use of the Company's products.
•The Company may be unable to obtain adequate crop insurance.
•The Company may be unable to obtain or maintain high quality farmland sufficient for its hemp cultivation needs.
•Climate change could exacerbate certain of the risks inherent in the Company’s agricultural operations.
•Hemp is subject to specific agricultural risks, which could negatively impact the Company’s cultivation efforts.

•The Company relies on third-parties for the transportation of its hemp and hemp derived products, any delay or failure by these third-parties to meet the Company’s transport needs could impact the Company’s operations and financial performance.
•The Company faces intense competition.
•The business interests of the Stanley Brothers may conflict with that of the Company.
•Changing consumer preferences could impact the Company’s ability to attract and retain customers.
•The Company’s customers may not adequately support its products or its relationships with such retailers may deteriorate.
•The Company depends on the popularity and acceptance of its brand portfolio.
•Supply chain issues, including significant price fluctuations or shortages of materials, and distribution challenges may increase the Company’s cost of goods sold and cause its results of operations and financial condition to suffer.
•The Company may not be able to successfully implement its growth strategy on a timely basis or at all.
•The market for the Company’s products and industry is difficult to forecast due to limited and unreliable market data.
•The Company depends on key personnel and its ability to attract and retain employees.
•From time to time, the Company may rely on debt financing for some of its business activities and there can be no assurance the Company will be able to continue to access such credit, or that it will be able to comply with the terms of such credit.
•The Company may have difficulty obtaining insurance to cover its operational risks.
•The Company may be subject to growth-related risks, including capacity constraints and pressure on its internal systems and controls.
•The Company may acquire other companies which could divert management’s attention, result in additional dilution to the Company’s Shareholders and otherwise disrupt the Company’s and harm its operating results.
•The Company’s intellectual property may be difficult to protect.
•The Company is involved in litigation, including a class action litigation matter, and there may be additional litigation in the future in which it will be involved.
•Trade secrets may be difficult to protect.
•The Company’s status as a public benefit company and a Certified B Corp may not result in the benefits that the Company anticipates.
•As a public benefit company, the Company has a duty to balance a variety of interests that may result in actions that do not maximize Shareholder value.
•As a benefit company, the Company may be subject to increased legal proceedings concerning its duty to balance Shareholder and public benefit interests, the occurrence of which may have an adverse impact on the Company’s financial condition and results of operations.
•The Company contracts with certain third parties for portions of its operations; should a third party be subject to insolvency or otherwise be unable or unwilling to perform their obligations to the Company, it could negatively impact the Company's operations.

•The Company has a history of losses and may continue to incur losses in the future.
•The Company may require additional financing to operate its business and it may face difficulties acquiring additional financing on terms acceptable to the Company or at all.
•The Company has discretion in the use of proceeds from its securities issuances.
•There is a limited market for the Company’s Common Shares and warrants.
•The market price of the Company’s Common Shares and other listed securities may be volatile.
•The Company does not intend to pay dividends on its Shares and, consequently, the ability of investors to achieve a return on their investment will depend entirely on appreciation in the price of the Company’s Common Shares.
•The Company is a holding company and its earnings depend on the earnings and distributions of its subsidiaries.
•Future sales of Common Shares by Shareholders, directors or officers could create volatility in the Company’s share price.
•A small number of Shareholders may exercise significant influence on matters submitted to Shareholders for approval.
•The Company may issue an unlimited number of Shares, and additional issuances could dilute a Shareholder’s holdings.
•Purchasers of the Company’s Common Shares may experience immediate and substantial dilution of their investment.
•The elimination of monetary liability against the Company’s directors, officers, and employees under British Columbia law and the existence of indemnification rights for the Company’s obligations to its directors, officers, and employees may result in substantial expenditures by the Company and may discourage lawsuits against its directors, officers, and employees.
•There may be difficulty in enforcing judgments and effecting service of process on directors and officers that are not citizens of the United States.
•The Company’s Articles provide that the Supreme Court of British Columbia, Canada and the Court of Appeal of British Columbia, Canada shall, to the fullest extent permitted by law, be the sole and exclusive forum for derivative actions, actions relating to breaches of fiduciary duty, and other matters, creating a conflict with U.S. federal securities laws, which may limit the ability to obtain a favorable judicial forum for disputes with the Company.
•The Company is subject to U.S. and other income tax and is treated as a U.S. domestic company for U.S. federal income tax purposes.
•Debt and convertible debenture agreements that the Company currently has in place may limit other future potential strategic partners.
See also the section titled “Risk Factors” in this prospectus and subsequent reports filed from time to time with the SEC, for further discussion of certain risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements. Readers of this prospectus are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This cautionary note is applicable to all forward-looking statements contained in this prospectus.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the risk factors included in, or incorporated by reference into, this prospectus, as updated by our subsequent filings under the Exchange Act before acquiring any of such securities. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. For more information, see the section entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” elsewhere in this prospectus. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. You could lose all or part of your investment. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operations or financial condition.
Risks Relating to the Offering of our Securities
The Company has a history of losses and may continue to incur losses in the future.
The Company has incurred both operating and net losses in each of its last fiscal years, has incurred losses through the first part of the current fiscal year, and may continue to incur losses in the future as it continues to build its brand and invest in its products. This lack of profitability limits the resources available to the Company to fund its operations and to invest in new products and services and otherwise improve its business operations. The Company cannot assure you that it will be able to operate profitably or generate positive cash flows. If the Company cannot achieve profitability, it may be forced to cease operations and you may suffer a total loss of your investment.
The Company has required, and in the future may require additional financing to operate its business and it may face difficulties acquiring additional financing on terms acceptable to the Company or at all.
Given its lack of profitability, the Company has required, and in the future may require, additional capital to continue operations at its cultivation and production facilities, expansion of its product lines, development of its intellectual property base, increasing production capabilities and expanding its operations in states where it currently operates and states where it currently does not have operations. The Company may not be able to obtain additional financing on terms acceptable to it, or at all. If the Company fails to raise additional capital, as needed, its ability to implement its business model and strategy could be compromised.
The capital needs of the Company will depend on numerous factors including: (i) profitability; (ii) the release of competitive products by competitors; (iii) the level of investment in R&D; (iv) operating expenses; (v) existence of federal regulation of the Hemp industry; and (vi) the amount of the Company’s capital expenditures, including acquisitions. There can be no assurance that the Company will be able to obtain capital in the future to meet its needs.
The Company is continually assessing a range of public and private financing options, including secured and unsecured debt, equity, and convertible debt. Although the Company has accessed private financing in the past, there is neither a broad nor deep pool of institutional capital that is available to companies in the U.S. hemp industry. There can be no assurance that additional financing, if raised privately, will be available to the Company when needed or on terms which are acceptable.
The Company has discretion in the use of proceeds from its securities issuances.
Generally, when the Company issues securities, management of the Company will have broad discretion with respect to the application of net proceeds received by the Company from the sale of the securities and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the securities issued and outstanding from time to time. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business or cause the price of the securities of the Company issued and outstanding from time to time to decline.

The market price of the Company’s Common Shares and other listed securities may be volatile.
The market price of the Common Shares, 2019 Warrants, Replacement Warrants and 2020 Warrants may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control. This volatility may affect the ability of holders of the Common Shares, 2019 Warrants, Replacement Warrants and 2020 Warrants to sell their securities at an advantageous price. Such volatility could be subject to significant fluctuations in response to numerous factors including:
•the public’s reaction to the Company’s press releases, announcements and filings with regulatory authorities and those of its competitors;
•fluctuations in broader stock market prices and volumes or adverse changes in general market conditions or economic trends or as a result of the COVID-19 pandemic and/or social unrest generally;
•changes in market valuations of similar companies;
•investor perception of the Company, its prospects or the industry in general;
•additions or departures of key personnel;
•commencement of or involvement in litigation;
•changes in the regulatory landscape applicable to the Company, the dietary supplement and/or the hemp industry;
•media reports, publications or public statements relating to, or public perceptions of, the regulatory landscape applicable to the Company, the dietary supplement and/or the hemp industry, whether correct or not;
•announcements by the Company or its competitors of strategic alliances, significant contracts, new technologies, acquisitions, dispositions, commercial relationships, joint ventures or capital commitments;
•variations in the Company’s quarterly results of operations or cash flows or those of other comparable companies;
•revenues and operating results failing to meet the expectations of securities analysts or investors in a particular quarter;
•downward revision in securities analysts’ estimates;
•changes in the Company’s pricing policies or the pricing policies of its competitors;
•future issuances and sales of Common Shares or other securities of the Company, including as a result of the conversion of Proportionate Voting Shares and sale of Common Shares issuable thereafter;
•sales of Common Shares by insiders of the Company;
•third party disclosure of significant short positions;
•demand for and trading volume of Common Shares and other listed securities of the Company;
•changes in securities analysts’ recommendations and their estimates of the Company’s financial performance;
•short-term fluctuation in share price caused by changes in general conditions in the domestic and worldwide economies or financial markets;
•consequences of government action in response to COVID-19; and

•changes in global financial markets and global economics and general market conditions, such as interest rates and product price volatility, and including those caused by COVID-19.
The realization of any of these risks and other factors beyond the Company’s control could cause the market price of the Common Shares to decline significantly.
In addition, broad market and societal factors, as well as political, social and economic instability globally or in the markets we serve may harm the market price of the Common Shares and other listed securities of the Company. Hence, the price of the Common Shares and such other securities could fluctuate based upon factors that have little or nothing to do with the Company, and these fluctuations could materially reduce the price of the Common Shares or such other securities regardless of the Company’s operating performance. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted, and the trading price of the Common Shares or other listed securities of the Company may be materially adversely affected.
In the past, following a significant decline in the market price of a company’s securities, there have been instances of securities class action litigation having been instituted against that company. If the Company were involved in any similar litigation, it could incur substantial costs, management’s attention and resources could be diverted and it could harm the Company’s business, operating results and financial condition.
The Company does not intend to pay dividends on its Common Shares and, consequently, the ability of investors to achieve a return on their investment will depend entirely on appreciation in the price of the Company’s Common Shares.
The Company does not anticipate paying cash dividends on the Common Shares in the foreseeable future. The Company currently intends to retain all future earnings to fund the development and growth of its business. Any payment of future dividends will be at the discretion of the directors and will depend on, among other things, the Company’s earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that the directors deem relevant. Investors must rely on sales of their Common Shares after price appreciation, which may never occur, as the only way to realize a return on their investment.
The Company is a holding company and its earnings depend on the earnings and distributions of its subsidiaries.
The Company is a holding company and substantially all of its assets consist of shares of Charlotte’s Web, Inc. and Abacus (including the Abacus Subsidiaries). As a result, investors are subject to the risks attributable to Charlotte’s Web, Inc. and any and all future affiliates. The Company does not have any significant assets and conducts substantially all of its business through its subsidiaries, which generate all or substantially all of the Company’s revenues. The ability of the Company’s subsidiaries to distribute funds to the Company will depend on their operating results, tax considerations (both domestic and cross-border) and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by these subsidiaries and contractual restrictions contained in the instruments governing their debt, existing or if incurred. In the event of a bankruptcy, liquidation or reorganization of one or more of the Company’s subsidiaries, or any other future subsidiary, holders of indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Company.
Future sales of Common Shares by Shareholders, directors or officers could create volatility in the Company’s share price.
Subject to compliance with applicable securities laws and the terms of any applicable lock-up arrangements, the Company’s officers, directors, promoters and their affiliates may sell some or all of their Common Shares in the future. No prediction can be made as to the effect, if any, such future sales of Common Shares will have on the market price of the Common Shares prevailing from time to time. However, the future sale of a substantial number of Common Shares by the Company’s officers and directors, promoters and their affiliates, or the perception that such sales could occur, could materially adversely affect prevailing market prices for the Common Shares of the Company and other listed securities of the Company.
All of the currently outstanding Common Shares are, subject to applicable securities laws, generally immediately available for resale in the public markets. Additional Common Shares issuable upon the exercise of stock options may also become available for sale in the public market, which may also cause the market price of the Common Shares to fall. Accordingly, if substantial amounts of Common Shares are sold in the public market, the market price could fall.
Debt and Convertible Debenture Agreement that the Company has in Place may limit other future potential strategic investor interests.
Effective as of November 14, 2022, the Company entered into the Subscription Agreement with BT DE Investments, Inc. a wholly-owned subsidiary of BAT Group (LSE: BATS and NYSE: BTI), providing for the issuance of an approximately $56.8 million (C$75.3 million) debenture convertible into 19.9% ownership of the Company’s Common Shares at a conversion price of C$2.00 per Common Share of the Company on the Toronto Stock Exchange (TSX). The debenture will accrue interest at an annualized rate of 5% until such time that there is federal regulation permitting the use of cannabidiol, a phytocannabinoid derived from CBD as an ingredient in food products and dietary supplements in the United States. Following federal regulation of CBD, the annualized rate of interest shall reduce to 1.5%. The maturity date for the debenture is November 2029.
The material investment by BT DE Investments, Inc. and the resulting significant ownership interest in the Company may have the effect of delaying or preventing change of control transactions, including transactions that some or all of our shareholders might consider to be desirable.
A small number of Shareholders may exercise significant influence on matters submitted to Shareholders for approval.
The Company has a small number of Shareholders who own, in the aggregate, approximately a 2.4% equity interest in the Company. In addition, as a portion of the consideration under the MLB promotional rights agreement, the Company issued 4% of its fully diluted outstanding Common Shares to MLB. As a result, although such Shareholders may not have an agreement to act in concert, such Shareholders have the ability to exercise significant influence over matters submitted to Shareholders for approval, whether subject to approval by a majority of the Shareholders or special resolution.
The Company may issue an unlimited number of shares, and additional issuances could dilute a Shareholder’s holdings.
The Company may issue additional Common Shares in the future which may dilute a Shareholder’s holdings in the Company. The Articles permit the issuance of an unlimited number of Common Shares, and an unlimited number of Preferred Shares issuable in series, and Shareholders have no preemptive rights in connection with any further issuances. The directors of the Company have the discretion to determine the provisions attaching to the Common Shares and the price and the terms of issue of further Common Shares.
Additional equity financing, including pursuant to an at-the-market offering, may be dilutive to Shareholders and could contain rights and preferences superior to those of the Common Shares. Debt financing may involve restrictions on the Company’s financing and operating activities. Debt financing may be convertible into other securities of the Company which may result in immediate or resulting dilution. In either case, additional financing may not be available to the Company on acceptable terms or at all. If the Company is unable to raise additional funds as needed, the scope of its operations or growth may be reduced and, as a result, the Company may be unable to fulfil its long-term goals. In this case, investors may lose all or part of their investment. Any default under such debt instruments could have a material adverse effect on the Company, its business, or the results of operations.

Purchasers of the Company’s Common Shares may experience immediate and substantial dilution of their investment.
The offering price of Common Shares may significantly exceed the net tangible book value per share of the Common Shares. Accordingly, a purchaser of Common Shares may incur immediate and substantial dilution of his, her or its investment. If outstanding options and warrants to purchase Common Shares are exercised or securities convertible into Common Shares are converted, additional dilution will occur. The Company may sell additional Common Shares or other securities that are convertible or exchangeable into Common Shares in future offerings or may issue additional Common Shares or other securities to finance future acquisitions.
The Company cannot predict the size or nature of future sales or issuances of securities or the effect, if any, that such future sales and issuances will have on the market price of the Common Shares. Sales or issuances of substantial numbers of Common Shares or other securities that are convertible or exchangeable into Common Shares, or the perception that such sales or issuances could occur, may adversely affect prevailing market prices of the Common Shares. With any additional sale or issuance of Common Shares or other securities that are convertible or exchangeable into Common Shares, investors will suffer dilution to their voting power and economic interest in the Company. Furthermore, to the extent holders of the Company’s stock options or other convertible securities convert or exercise their securities and sell the Common Shares they receive, the trading price of the Common Shares on the TSX may decrease due to the additional amount of Common Shares available in the market.
The elimination of monetary liability against the Company’s directors, officers, and employees under British Columbia law and the existence of indemnification rights for the Company’s obligations to its directors, officers, and employees may result in substantial expenditures by the Company and may discourage lawsuits against its directors, officers, and employees.
The Company’s Articles contain a provision permitting the Company to eliminate the personal liability of its directors to the Company and its Shareholders for damages incurred as a director or officer to the extent provided by British Columbia law. The Company also has contractual indemnification obligations under employment agreements with certain of its officers and agreements entered into with its directors. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup. These provisions and the resulting costs may also discourage the Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by the Company’s Shareholders against the Company’s directors and officers even though such actions, if successful, might otherwise benefit the Company and its Shareholders.
There may be difficulty in enforcing judgments and effecting service of process on directors and officers that are not citizens of the United States.
Certain of the Company’s directors may reside outside of the United States and some or all of the assets of such persons are located outside of the United States. Therefore, it may not be possible for Shareholders to collect or to enforce judgments or liabilities against them under U.S. securities laws. Moreover, it may not be possible for Shareholders to effect service of process upon such persons. Generally, original actions to enforce liabilities under U.S. federal securities laws may not be brought in a Canadian or other court. Such actions must be brought in a court in the United States with applicable jurisdiction. Persons obtaining judgments against the Company in United States courts, including judgments obtained under U.S. federal securities laws, will then be required to bring an application in a Canadian court to enforce such judgments in Canada.
The Company’s Articles provide that the Supreme Court of British Columbia, Canada and the Court of Appeal of British Columbia, Canada shall, to the fullest extent permitted by law, be the sole and exclusive forum for derivative actions, actions relating to breaches of fiduciary duty, and other matters, creating a conflict with U.S. federal securities laws, which may limit the ability to obtain a favorable judicial forum for disputes with the Company.
The Company’s Articles contain a forum selection provision, which, among other things, identifies British Columbia Courts as the exclusive forum for certain litigation. Given that, under United States law, investors cannot waive compliance by the Company with U.S. federal securities laws, it is uncertain whether the forum selection provision applies to actions arising under U.S. federal securities laws, and if it does, whether British Columbia Courts would enforce such provision. It is also uncertain whether a breach of U.S. securities law in and of itself would give rise to a direct cause of action in British Columbia Courts, although indirect causes of action may arise thereunder as a result of, without limitation, breach or misrepresentation. In the event it was determined that the forum selection provision applies to actions arising under U.S. federal securities laws or, if British Columbia Courts refused to enforce such provisions, if a breach of U.S. securities law did not give rise to a cause of action in British Columbia Courts, there is a risk that the Company would be required to litigate any such breach in a jurisdiction which is less favorable to the Company which could result in additional costs and financial losses that could have a material adverse effect on the Company’s business. These provisions may limit the Company’s shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. See “Description of Registrant’s Securities to be Registered – Forum Selection”
The Company is subject to U.S. and other income tax and is treated as a U.S. domestic company for U.S. federal income tax purposes.
The Company takes the position that the Company is treated as a U.S. domestic Company for U.S. federal income tax purposes under section 7874 of the Internal Revenue Code of 1986 and this treatment is expected to continue indefinitely. As a result, the Company is, and anticipates that it will continue to be, subject to U.S. income tax on its worldwide income.
Furthermore, the Company is subject to Canadian and Israel income tax. Consequently, the Company is, and anticipates that it will continue to be, liable for U.S., Canadian and Israel income tax, which could have a material adverse effect on its financial condition and results of operations.

USE OF PROCEEDS
All of the Common Shares offered by the selling shareholder pursuant to this prospectus will be sold by the selling shareholder for its own account. We will not receive any proceeds from the offer and sale of Common Shares by the selling shareholder pursuant to this prospectus.
The selling shareholder will pay any fees, discounts and selling commissions and any attorneys’ fees incurred by the selling shareholder in disposing of its Common Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Common Shares covered by this prospectus, including, without limitation, all registration and filing fees, FINRA filing fees and fees and expenses of our counsel.

DESCRIPTION OF TRANSACTION
On October 11, 2022, the Company entered into a Promotional Rights Agreement (the “MLB Promotional Rights Agreement”) with MLB Advanced Media L.P., on its own behalf and on behalf of Major League Baseball Properties, Inc., the Office of the Commissioner of Baseball, The MLB Network, LLC and the Major League Baseball Clubs (collectively, the “MLB”), pursuant to which the Company entered into an exclusive strategic partnership with MLB to promote the Company’s new NSF-Certified for Sport® product line.
In consideration for the MLB Promotional Rights Agreement, which expires on December 31, 2025, the Company shall pay MLB over the term of the MLB Promotional Rights Agreement, an aggregate rights fee of $30.5 million and a 10% royalty on the Company’s gross revenue from MLB branded products of the Company sold after prior sales of all such branded products exceed $18.0 million. The Company also entered into a subscription agreement (the “Subscription Agreement”) pursuant to which the Company agreed to issue to MLB, subject to customary closing conditions, common shares equal to four percent (4%) of the Company’s fully diluted outstanding common shares and proportional voting shares (calculated on the basis of post-conversion to common shares) as of the day prior to the date of issue (such common shares, the “MLB Shares”). The total number of MLB Shares issued to MLB was 6,119,121 common shares of the Company, which were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated under the Securities Act. The Company did not receive any proceeds in respect of the MLB Shares.
Other than the MLB Promotional Rights Agreement and the Subscription Agreement, there are no other agreements or relationship between the Company and MLB.
The foregoing description of the MLB Promotional Rights Agreement and Subscription Agreement do not purport to be complete and is qualified in its entirety by reference to the full text of the MLB Promotional Rights Agreement, which is filed as Exhibits 99.1 and 99.2 to the registration statement of which this prospectus forms a part.

SELLING SHAREHOLDER
The Selling Shareholder is offering under this prospectus up to 6,119,121 Common Shares issued by us to MLB pursuant to the terms of the Promotional Rights Agreement. The Selling Shareholder may, from time to time, offer and sell pursuant to this prospectus any or all of the Common Shares offered hereby. The Selling Shareholder may sell some, all or none of their shares. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares.
The following table presents information regarding the Selling Shareholder and the Common Shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Shareholder. Neither the Selling Shareholder, nor any affiliate of the Selling Shareholder, has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 152,441,782 of our Common Shares actually outstanding as of May 1, 2023.

Selling Stockholder	Common Shares Beneficially Owned Before this Offering	Common Shares Offered for Resale	Common Shares Beneficially Owned after Completion of the Resale(1)	Percentage of Outstanding Shares Beneficially Owned After Completion of the Resale
MLB Advanced Media L.P., on its own behalf and on behalf of Major League Baseball Properties, Inc., the Office of the Commissioner of Baseball, The MLB Network, LLC and the Major League Baseball Clubs (1)	6,119,121	6,119,121	−	−
TOTALS
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(1)Shares beneficially owned before this offering reflect all shares beneficially owned by MLB Advanced Media L.P., on its own behalf and on behalf of Major League Baseball Properties, Inc., the Office of the Commissioner of Baseball, The MLB Network, LLC and the Major League Baseball Clubs.
Material Relationships with the Selling Stockholder
Other than the Promotional Rights Agreement and the ownership of the securities described herein, the Selling Shareholder has no material relationships with us or our affiliates within the past three years.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our capital stock is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our notice of articles and articles, as amended (“Articles”), which are exhibits to the registration statement of which this prospectus is a part. We urge to you read our Articles in their entirety for a complete description of the rights and preferences of our common shares.
Description of the Company’s Securities
The Company is authorized to issue an unlimited number of Common Shares, of which there are 152,441,782 Common Shares outstanding as of May 1, 2023. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company’s Articles, which are included as Exhibits 3.1 and 3.2 to this registration statement.
Each holder of a Common Share is entitled to: (i) one vote at all meetings of Shareholders; (ii) a pro rata share of any dividends or other distributions declared payable by the Board; and (iii) a pro rata share of any distribution of the Issuer’s assets on any winding up or dissolution of the Issuer. Other than as disclosed herein, there are no pre-emptive rights; conversion or exchange rights; redemption, retraction, purchase for cancellation or surrender provisions; sinking or purchase fund provisions; provisions permitting or restricting the issuance of additional securities; or any other material restrictions or provisions requiring a security holder to contribute additional capital, which are applicable to the Company’s Common Shares.
Voting Rights
All holders of Common Shares will be entitled to receive notice of any meeting of Shareholders of the Company, and to attend, vote and speak at such meetings, except those meetings at which only holders of a specific class of shares, other than the Common Shares, are entitled to vote separately as a class under the BCBCA. A quorum for the transaction of business at a meeting of Shareholders is present if Shareholders who, together, hold not fewer than 25% of the votes attaching to the outstanding voting shares entitled to vote at the meeting are present in person or represented by proxy.
On all matters upon which holders of Common Shares are entitled to vote, each Common Share is entitled to one vote per Common Share.
Our director, Mr. Jonathan Atwood, was appointed as the designee to the board of directors by BT DE Investments Inc., pursuant to the investor rights agreement between the Company and BT DE Investments Inc., dated November 14, 2022. The investor rights agreement was entered into by the Company and BT DE Investments Inc. in connection with the Company’s issuance of the $56.8 million debenture to BT DE Investments Inc. on the terms of the subscription agreement, dated November 14, 2022 by and among the Company and BT DE Investments Inc. The investor rights agreement provides BT DE Investments, Inc. with certain rights, including the right to nominate 20% of the members of the Company’s board of directors for so long as BT DE Investments, Inc. and its affiliates’ partially diluted ownership of the Company’s common shares is at least 15% (with a stepdown in its nomination rights to 10% of the members of the board of directors). BT DE Investments, Inc. nomination rights terminate upon its and its affiliates’ partially diluted ownership of the Company’s common shares declining below 10% for, subject to certain exceptions in the investor rights agreement, a 30 day period.
Dividend Rights
Holders of Common Shares are entitled to receive dividends out of the assets available for the payment or distribution of dividends at such times and in such amount and form as the Company’s Board may from time to time determine, subject to any preferential rights of the holders of any outstanding preferred shares. The Company is permitted to pay dividends unless there are reasonable grounds for believing that: (i) the Company is insolvent; or (ii) the payment of the dividend would render the Company insolvent.

Liquidation Rights
In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of its assets among its Shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of Common Shares will be entitled to receive all of the Company’s assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding preferred shares.
Preemptive and Redemption Rights
Holders of Common Shares will not have any preemptive or redemption rights.
Certain Amendments
In addition to any other voting right or power to which the holders of Common Shares shall be entitled by law or regulation or other provisions of the Articles from time to time in effect, but subject to the provisions of the Articles, holders of Common Shares shall each be entitled to vote separately as a class, in addition to any other vote of Shareholders that may be required, in respect of any alteration, repeal or amendment of the Company’s Articles which would adversely affect the rights or special rights of the holders of Common Shares.
The rights, privileges, conditions and restrictions attaching to the Common Shares may be modified if the amendment is authorized by not less than 66 2/3% of the votes cast at a meeting of holders of Common Shares duly held for that purpose.
Forum Selection
The Company’s Articles include a forum selection provision that provides that, unless the Company consents in writing to the selection of an alternative forum, British Columbia Courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for:
•any derivative action or proceeding brought by any person on behalf of the Company;
•any action or proceeding asserting a claim of breach of a fiduciary duty owed to the Company by any director, officer or other employee of the Company;
•any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act or the Company’s Articles (as either may be amended from time to time); and
•Any action or proceeding asserting a claim otherwise related to the relationships among the Company, its affiliates and their respective shareholders, directors, officers or any of them, but excluding claims relating to the business carried on by the Company or such affiliates.
As written, the forum selection provision is intended to apply to any of above classes of actions. The forum selection provision also provides that shareholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions.
The forum selection provision may impose additional litigation costs on shareholders in pursuing any such claims. It is uncertain whether such provision would apply to actions arising under U.S. federal securities laws, and if it does, whether British Columbia Courts would enforce such provision given that neither the Company nor its investors can waive compliance with U.S. federal securities laws. It also remains uncertain as to whether a breach of U.S. securities law in and of itself would give rise to a direct cause of action in British Columbia Courts, although indirect causes of action may arise thereunder as a result of, without limitation, breach or misrepresentation. The forum selection provision is not explicitly intended to apply to, nor is it specifically directed at, actions arising under U.S. federal securities laws. However, the provision does not explicitly state that actions arising under U.S. federal securities laws are excluded from the application of the provision. In the event it was determined that the forum selection provision applies to actions arising under U.S. federal securities laws, or if British Columbia Courts refused to enforce such provisions, or if a breach of U.S. securities law did not give rise to a cause of action in

British Columbia Courts, there is a risk that the Company would be required to litigate any such breach in a jurisdiction which is less favorable to the Company, which could result in additional costs and financial losses that could have a material adverse effect on the Company’s business.
These provisions may limit the Company’s shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Company’s Articles to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition. See “Risk Factors – The Company’s Articles provide that the Supreme Court of British Columbia, Canada and the Court of Appeal of British Columbia, Canada shall, to the fullest extent permitted by law, be the sole and exclusive forum for derivative actions, actions relating to breaches of fiduciary duty, and other matters, creating a conflict with U.S. federal securities laws, which may limit the ability to obtain a favorable judicial forum for disputes with the Company.”
Public Benefit Company Status
In August 2019, at the annual general and special meeting of the Shareholders of the Company's voting shares, the Company’s Shareholders approved an amendment to the Company’s Notice of Articles and Articles to allow the Company to become a benefit company under the BCBCA, as a demonstration of its long-term commitment to conducting its business in a responsible and sustainable manner and promoting one or more public benefits. The Company became a benefit company under the BCBCA on July 24, 2020.
Benefit companies are a relatively new class of corporations in British Columbia that are formally and legally empowered to conduct their business in a responsible and sustainable manner and promote one or more public benefits. Under British Columbia law, benefit companies are required to identify in their Articles the public benefit or benefits they will promote. Their directors have a duty to act honestly and in good faith with a view to conducting business in a responsible and sustainable manner and to promote the company’s public benefits and must balance this duty with their general fiduciary duties under section 142(1)(a) of the BCBCA to act honestly and in good faith with a view to the best interests of the company. As a benefit company, the Company must balance a variety of interests that may result in actions that do not maximize shareholder value as the Board must balance the interests of shareholders and stakeholders in working to achieve the Company’s public benefits.
In practice, the Board of Directors of the Company takes an expanded view of decision making to balance their fiduciary duties and their duty to act honestly and in good faith with a view to conducting business in a responsible and sustainable manner and to promote the Company’s public benefits, including weighing potential conflicts of interest and ultimately making decisions that the Board believes most appropriately address all of the Board’s duties. British Columbia courts have generally been deferential to the business decisions of directors, as directors are in the best position to take into account the diverse interests of a company and its stakeholders (including what weight to give to shareholder interests), as long as the business decision lies within the range of reasonable alternatives. However, as a new type of corporate entity, there is uncertainty as to how British Columbia courts would view the balancing of these interests and the weighing of shareholder and stakeholder concerns.
As a British Columbia benefit company, the Company’s Shareholders (if they, individually or collectively, own at least 2% of the Company’s outstanding capital stock or shares having at least C$2 million in market value (whichever is less)) are entitled to commence a legal proceeding claiming that the Company’s directors failed to balance Shareholder and public benefit interests, although the BCBCA clarifies that despite any rule of law to the contrary, a court may not order monetary damages in relation to any breach by the Company’s directors of these additional duties. This potential liability does not exist for traditional corporations. As a new class of corporate entity, there is uncertainty over how British Columbia courts would view a board’s balancing of interests as little jurisprudence exists to offer insights or guidance.
Benefit companies also are required under the BCBCA to publish on their websites and provide to their shareholders an annual benefit report that assesses, against a selected third-party standard, their performance, in carrying out the commitments set out in the benefit company’s benefit provisions. The Company’s annual benefit report discloses, in relation to the most recently completed fiscal year, (a) a fair and accurate description of the ways it demonstrated commitment to conducting its business in a responsible and sustainable manner, and to promoting the public benefits specified in its Articles; (b) a record of assessment based on a third-party standard; and (c) the circumstances, if any, that hindered the Company’s endeavors to carry out the commitments set out in the Company’s benefit provision. For so long as the Company is a benefit company under the BCBCA, the Company will include an annual benefit report as part of its annual proxy materials sent to its Shareholders and post the report to its website.
For the Company’s benefit report relating to the year ended December 31, 2022, the Company selected B Lab as the third-party standard against which to measure its performance. B Lab conducted a B Impact Assessment of the Company. The B Impact Assessment is an assessment of a company’s governance and its impact on its workers, customers, community, and environment. The B Impact Assessment of the Company is posted on the B Lab website and was included in the Company’s inaugural benefit report in respect of the year ended December 31, 2022.
The Company’s public benefit, as provided in its Articles, is “to pioneer the way to healthier lives, stronger communities, and a more bountiful planet by making it easier for everyone to access the natural restorative power of plants.” Accordingly, this social focus includes contributing to non-profit organizations and charities, which are made on an ad hoc basis, concentrating first on those entities that have historically supported the business through education of existing and potential customers. The Company also supports non-profits that it believes can utilize the wellness aspects of its products (i.e., military veterans, adaptive athletes, educational organizations, etc.). By doing so, the Company believes that socially oriented actions will ultimately have a positive impact on the Company, its employees, and its Shareholders. The Company’s stated mission is to “unleash the healing power of botanicals with compassion and science benefitting the planet and all who live upon it.” Becoming a benefit company underscores the Company’s commitment to its purpose and its Shareholders.
In addition to being a benefit company, the Company is a “Certified B Corp”, as certified by B Lab, the US non-profit organization which administers this certification . Certified B Corps (also referred to as B Corps) are for-profit companies that use the power of business to build a more inclusive and sustainable economy. Certified B Corps are required to consider the impact of their decisions on all stakeholders: customers, workers, communities, and the environment. These requirements are aligned with the Company’s socially conscious founding principles, and formalizes its commitment to environmental, social, and governance issues for stakeholders. The Company’s status as a Certified B Corp is distinct from and has no impact on its status as a benefit company under the BCBCA. Though the Company has chosen to use B Lab’s criteria for its required annual impact assessment under the BCBCA, the Company is not required to do so and could select another criteria if it desired.
Provisions of British Columbia Law Governing Business Combinations
All provinces of Canada have adopted National Instrument 62-104 - Take-Over Bids and Issuer Bids and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally (“NI 62-104”). The Canadian Securities Administrators, or CSA, have also issued National Policy 62-203 - Take-Over Bids and Issuer Bids (the “National Policy”), which contains regulatory guidance on the interpretation and application of NI 62-104 and on the conduct of parties involved in a bid. The National Policy and NI 62-104 are collectively referred to as the “Bid Regime”. The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their policies. Unlike some regimes where the take-over bid rules are primarily policy-driven, in Canada, the regulatory framework for take-over bids is primarily rules-based, which rules are supported by policy.
A “take-over bid” or “bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in Canada or to any securityholder of an offeree issuer whose last address as shown on the books of a target is in Canada, where the securities subject to the offer to acquire, together with the securities “beneficially owned” by the offeror, or any other person acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be “beneficially owned” by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions. Offerors are also subject to early warning requirements, where an offeror who acquires “beneficial ownership of”, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into, voting or equity securities of any class of a target that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release.
In addition, where an offeror is required to file an early warning report or a further report as described and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of outstanding securities of the class below 10%, the offeror must issue an additional press release and file a new early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that constitute 20% of more of the outstanding securities of the class.
Related party transactions, issuer bids and insider bids are subject to additional regulation that may differ depending on the particular jurisdiction of Canada in which it occurs.
Advance Notice Provisions
Pursuant to Article 29 in the Company’s Articles relating to the advance notice of nominations of directors, which we refer to as the Advance Notice Provisions, Shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of Shareholders made in accordance with the provisions of the BCBCA, must provide timely written notice to the Company’s Secretary. To be timely, a Shareholder’s notice must be received (i) in the case of an annual general meeting of shareholders, not less than 30 days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of any other general meeting of shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the 15th day following the day on which the first public announcement of the date of the general meeting of shareholders was made; and (iii) if notice-and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is used for delivery of proxy related materials in respect of a meeting described in (i) or (ii) above, and the notice date in respect of the meeting is not fewer than 50 days prior to the date of the applicable meeting, the notice must be received not later than the close of business on the 40th day before the applicable meeting. The Advance Notice Provisions also prescribes the proper written form for a shareholder’s notice.
Impediments to Change of Control
The Company’s Articles do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.
The material investment by BT DE Investments, Inc. in the debenture and the resulting significant ownership interest in the Company may have the effect of delaying or preventing change of control transactions, including transactions that some or all of our shareholders might consider to be desirable.
Ownership and Exchange Controls
Limitations on the ability to acquire and hold our shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition, or the Commissioner. Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in the Company, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.
Our Transfer Agent
The transfer agent for our Common Shares is Odyssey Trust Company. We have agreed to indemnify Odyssey Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted Common Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted Common Shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of Common Shares then outstanding; or
•the average weekly reported trading volume of the Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION
The Selling Shareholder of the Common Shares and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its Common Shares covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling Common Shares:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the Selling Shareholder to sell a specified number of such Common Shares at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The Selling Shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of our Common Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Shareholder and any broker-dealers or agents that are involved in selling the Common Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Shares.

LEGAL MATTERS
The validity of the securities being offered hereby will be passed upon for us by DLA Piper (Canada) LLP, Toronto, Ontario, Canada.
EXPERTS
The consolidated financial statements of Charlotte’s Web Holdings, Inc. appearing in Charlotte’s Web Holdings, Inc's Annual Report (Form 10-K) for the year ended December 31, 2022 and 2021 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy statements and other information regarding us and other issuers that file electronically with the SEC, at http://www.sec.gov. Our SEC filings are also available at our website (www.CharlottesWeb.com). However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on our website is not, and should not be deemed to be, a part of, or incorporated by reference into this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):
(1)Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 23, 2023, including the description of our Common Shares contained in Exhibit 4.3 thereto;
(2)The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022 from the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission of April 28, 2023;
(3)Our Current Reports on Form 8-K (including amendments thereto) filed with the SEC on April 3, 2023 and April 7, 2023; and
(4)The description of our Common Shares contained in the registration statement on Form 10 filed with the Commission on November 5, 2021, as amended December 22, 2021, and as further amended on January 25, 2022, and as may be subsequently amended from time-to-time, incorporated by reference herein pursuant to (a) above, including any amendment or report filed for the purposes of updating such description; .
All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.
We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:
Charlotte’s Web Holdings, Inc.
700 Tech Court
Louisville, Colorado 80027
+1 (720) 617-7303
You should rely only on the information incorporated by reference or presented in this prospectus. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates on the front of those documents.

6,119,121
Common Shares

PROSPECTUS

       , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
SEC Registration Fee	$234.22
FINRA filing fee	$818.81
Legal Fees and Expenses*	$25000
Accounting Fees and Expenses*	$25000
Transfer agent and registrar and depositary fees*	$—
Printing and miscellaneous fees and expenses*	$—
Total*	$51053.03
__________________
*Except for the SEC Registration Fee and FINRA filing fee, all other amounts are estimates based on expenses incurred in connection with the filing of the registration statement. Expenses in connection with the offer and sale of securities are expected to increase depending on the securities offered.
ITEM 15 – INDEMNIFICATION OF DIRECTORS AND OFFICERS
Under the Business Corporations Act (British Columbia) (the “BCBCA”) the Registrant may indemnify a director or officer, a former director or officer, or an individual who acts or acted as a director or officer of an affiliate of the Registrant, or at the Registrant’s request as a director or officer (or in a similar capacity) of another corporation or other legal entity, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such individual or any of his or her heirs and personal or other legal representatives is or may be joined as a party, or is or may liable for in respect of a judgment, penalty or fine in, or expenses related to such legal proceeding or investigative action because of serving in such capacity, on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or such other corporation or legal entity, and (ii) in the case of such a proceeding or investigative action other than a civil proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant may also indemnify a person described above in respect of all costs, charges and expenses, including legal and other fees, actually and reasonably incurred by such person in respect of such a legal proceeding or investigative action, providing such person complies with (i) and (ii) above. The Registrant may provide indemnification in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action, and may pay such costs, charges and expenses as they are incurred in advance of such final disposition, provided it obtains a written undertaking that such person will repay the amounts advanced if it is ultimately determined that the individual did not comply with (i) and (ii) above. Under the BCBCA, an individual described above is entitled to indemnification from the Registrant in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action as a matter of right if the individual has not been reimbursed for such costs, charges and expenses and is wholly successful in the outcome of such legal proceeding or investigative action, or is substantially successful on the merits thereof, providing such individual complies with (i) and (ii) above. On application of the Registrant or an individual described above, the Supreme Court of British Columbia may order the Registrant to indemnify a person described above in respect of any liability incurred by such person in respect of such a legal proceeding or investigative action, and to pay some or all of the expenses incurred by such individual in respect of such legal proceeding or investigative action.
In accordance with the BCBCA, the Articles of the Registrant provide that the Registrant must indemnify a person named above, and such person’s heirs and legal personal representatives, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened or completed, which such individual or any of his or her heirs and legal personal representatives is or may be joined as a party, or is or may be liable for in respect of a judgment, penalty or fine in, or costs, charges and expenses, including legal and other fees relating to such legal proceeding or investigative action, because of that person having been a director or officer of the Registrant, provided that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant; and (ii) in the case of such a legal proceeding or investigative action other than a civil proceeding, the person had reasonable grounds for believing that his or her conduct was lawful.
A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Articles of the Registrant and the BCBCA.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ITEM 16 – EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
Other than contracts made in the ordinary course of business, the following are the material contracts and other material exhibits as of the date of this registration statement:

Exhibit No.	Description	Location
3.1	Articles of Charlotte’s Web Holdings, Inc.	Exhibit 3.1 to the Registration Statement on Form 10 (File No. 000-56364) filed with the SEC on November 5, 2021 is incorporated herein by reference.
3.2	Notice of Articles	Exhibit 3.2 to the Registration Statement on Form 10 (File No. 000-56364) filed with the SEC on November 5, 2021 is incorporated herein by reference.
5.1*	Opinion of DLA Piper Canada.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of DLA Piper Canada (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (contained on signature page hereto).
99.1 ∔, ++	Subscription Agreement, dated as of October 11, 2022, by and among MLB Advanced Media, L.P. and Charlotte’s Web Holdings, Inc.	Exhibit 10.30 to the Annual Report on Form 10-K (File No. 000-56364) for the fiscal year ended December 31, 2022.
99.2++
Promotional Rights Agreement, dated as of October 11, 2022, by and among MLB Advanced Media L.P., on its own behalf and on behalf of Major League Baseball Properties, Inc., the Office of the Commissioner of Baseball, The MLB Network, LLC and the Major League Baseball Clubs and Charlotte’s Web Holdings, Inc.
Exhibit 10.31 to the Annual Report on Form 10-K (File No. 000-56364) for the fiscal year ended December 31, 2022.
107.1*	Filing Fee Table
______________________
*Filed herewith
∔    Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) and/or Item 601(b)(10)(iv) of Regulation S-K.
++    Exhibits, schedules and annexes have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be supplementally provided to the SEC upon request.

ITEM 17 – UNDERTAKINGS
The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the in Louisville, Colorado on this 3rd day of May, 2023.

CHARLOTTE’S WEB HOLDINGS, INC.

By:	/s/ Jacques Tortoroli
Name:	Jacques Tortoroli
Title:	Chief Executive Officer
The undersigned directors and officers of Charlotte’s Web Holdings, Inc. hereby appoint  Jacques Tortoroli,  Jessica Saxton, and Stephen Rogers, and each of them, as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities on May 3, 2023.

/s/ John Held	Director	May 3, 2023
John Held

/s/ Thomas Lardieri	Director	May 3, 2023
Thomas Lardieri

/s/ Alicia Morga	Director	May 3, 2023
Alicia Morga

/s/ Susan Vogt	Director	May 3, 2023
Susan Vogt

/s/ Jonathan Atwood	Director	May 3, 2023
Jonathan Atwood

/s/ Jacques Tortoroli	Director	May 3, 2023
Jacques Tortoroli